UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTIMIZERX CORP.

(Exact name of registrant as specified in its charter)

Nevada	7389	26-1265381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200 Rochester, MI 48307 (248) 651-6568	Doney Ventures, Inc. 4955 S. Durango Rd. Ste. 165. Las Vegas, NV 89113 (702) 982-5686
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

With copies to:

Scott Doney, Esq.

The Doney Law Firm

4955 S. Durango Rd. Ste 165

Las Vegas, NV 89113

Telephone: (702) 982-5686

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The Selling Shareholders cannot sell these securities under this registration statement until this registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 1, 2018

PROSPECTUS

OPTIMIZERX CORP.

1,666,669 Shares of Common Stock

This prospectus relates to the resale or other disposition by the Selling Shareholders named herein or their transferees of up to 1,666,669 shares of our Common Stock, par value $0.001 per share (the “Common Stock”).

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” beginning on page 10 for more information.

We will not receive any of the proceeds from the Common Stock sold by the Selling Shareholders.

We have agreed to pay certain expenses in connection with this registration statement. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale or other disposition of the shares of Common Stock covered hereby.

Our Common Stock is traded on the OTCQB under the symbol “OPRX.” On May 31, 2018, the last reported sale price of our Common Stock was $8.28 per share.

A one-for-three reverse stock split of our common stock was effected on May 14, 2018. All share and per share information in this Prospectus has been retroactively adjusted to give effect to the reverse stock split for all periods presented.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus June 1, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the selling shareholders or their transferees may, from time to time, sell or otherwise dispose of up to 1,666,669 shares of our Common Stock, as described in this prospectus. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our Common Stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to OptimizeRx Corp. and its subsidiaries on a consolidated basis. References to “Selling Shareholders” refer to those shareholders listed herein under “Selling Shareholders” and their successors, assignees and permitted transferees.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

1

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.”

Business Summary

We are a leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharmaceutical companies to communicate with healthcare providers. Our cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education and critical clinical information. Our network is comprised of leading EHR platforms and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care.

The Shares Issued in Connection With the May 2018 Private Placement Financing

On May 2, 2018, we entered into a purchase agreement (the “Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “Investors”), pursuant to which we sold to the Investors an aggregate of 1,666,669 shares (the “Shares”) of our Common Stock, par value $0.001 per share (“Common Stock”), for $5.40 per Share, or gross proceeds of approximately $9,000,000 (the “Offering”).

In connection with the Offering, on May 2, 2018, we entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which we agreed to register the Shares acquired by the Investors in the Offering (the “Registrable Securities”) for sale or other disposition by the Selling Shareholders or their transferees. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the resale or other disposition of the Registrable Securities within 30 days following the close of the Offering and to use our commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

In the event that, among other things, the Registration Statement (i) is not been filed by 30 days following the close of the Offering, (ii) is not declared effective by the earlier of (A) five business days after the SEC informs the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement and (B) 90 days following the close of the Offering, or (iii) after the effective date of the Registration Statement sales cannot be made thereunder (other than certain allowed delays), we have agreed to make payments to each Investor as liquidated damages in an amount equal to 1.5% of the aggregate amount invested by each such Investor per 30-day period. In addition, we have agreed to keep the Registration Statement continuously effective (subject to certain allowed delays) until the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold or otherwise disposed of pursuant to the Registration Statement or in a transaction in which the transferee receives freely tradable shares., and (ii) the date on which the Registrable Securities no longer constitute “Registrable Securities” thereunder.

2

RISK FACTORS

Readers and prospective investors in our Common Stock should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our Common Stock could decline, and if you invest in our Common Stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our Common Stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Relating to Business and Financial Condition

Because we have historically experienced losses, if we are unable to achieve profitability, our financial condition and company could suffer.

Since the inception of our business we have historically incurred losses. While we have increased revenues significantly, we have not yet been able to achieve profitability due to significant investments in our growth. Our ability to achieve consistent profitability depends on our ability to generate sales through our technology platform and advertising model, while maintaining reasonable expense levels. If we do not achieve sustainable profitability, it may impact our ability to continue our operations.

Our business and growth may suffer if we are unable to attract and retain key employees.

Our success depends on the expertise of our executive officers and certain other key technical personnel. It may be difficult to find sufficiently qualified individuals to replace management or other key technical personnel in the event of death, disability or resignation, thus frustrating our ability to implement our business plan, which could negatively affect our operating results.

Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. No assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Our failure to obtain retain or attract additional customers could prevent us from successfully executing our business plan.

We currently work with many leading pharmaceutical companies, including Pfizer, Eli Lilly, Actavis, AstraZeneca, Alcon, Daiichi Sankyo, Novartis, Novo Nordisk, Valeant, Shire, and others. Our failure to retain existing customers or expand with new customers could negatively impact our business.

We are dependent on a concentrated group of customers

Our revenues are concentrated in approximately 25 customers, primarily large pharmaceutical manufacturers and large advertising agencies. Loss of one or more of our larger customers could have a negative impact on our operating results. In each of 2016 and 2017, our largest customer in the year accounted for approximately 12% of revenues, although it was a different customer in each year.

3

We may be unable to support our technology to further scale our operations successfully.

Our plan is to grow rapidly through further integration of our technology in electronic platforms. Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

If we are unable to maintain our contracts with electronic prescription platforms, our business will suffer.

We are reliant upon our contracts with leading electronic prescribing platforms, including Allscripts, Dr. First, Quest Diagnostics, and others. We will need to maintain these relationships as well as diversify them. The inability to do so could adversely impact our business.

Our agreements with electronic prescription platforms are subject to audit, which could subject us to additional costs that might affect our results of operations.

Our agreements with our electronic prescription platform partners provide for revenue sharing payments to the platform partners based on the revenue we generate through the platform. These payments are subject to audit by our partners, at their cost, and if there is a dispute as to the calculation, we may be liable for additional payments. If an underpayment is determined to be in excess of a certain amount, for example 10%, some agreements would require us to pay for the cost of the audit, as well.

Developing and implementing new and updated applications, features and services for our portals may be more difficult than expected, may take longer and cost more than expected and may not result in sufficient increases in revenue to justify the costs.

We have completed the development and migration of our on-demand, rule based content delivery platform. Attracting and retaining users of our portals requires us to continue to improve the technology underlying those portals and to continue to develop new and updated applications, features and services for those portals. If we are unable to do so on a timely basis or if we are unable to implement new applications, features and services without disruption to our existing ones, we may lose potential users and clients. The costs of development of these enhancements may negatively impact our ability to achieve profitability.

We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our portals and related applications, features and services. Our development and/or implementation of new technologies, applications, features and services may cost more than expected, may take longer than originally expected, may require more testing than originally anticipated and may require the acquisition of additional personnel and other resources. There can be no assurance that the revenue opportunities from any new or updated technologies, applications, features or services will justify the amounts spent.

If we are unable to adhere to the regulatory and competitive climate in which we operate, we could be materially and negatively impacted.

Do to the labyrinth of regulations in the healthcare space, state and federal, as well as political sensitivity of healthcare delivery, our business model could be negatively impacted or fail.

The markets in which we operate are competitive, continually evolving and, in some cases, subject to rapid change.

●	Our portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete for users with online services and websites that provide savings on medications and healthcare products, including both commercial sites and not-for-profit sites. We compete for advertisers and sponsors with: health-related web sites; general purpose consumer web sites that offer specialized health sub-channels; other high-traffic web sites that include both healthcare-related and non-healthcare-related content and services; search engines that provide specialized health search; and advertising networks that aggregate traffic from multiple sites.

●	Our healthcare provider portals compete with: providers of healthcare decision-support tools and online health management applications; wellness and disease management vendors; and health information services and health management offerings of healthcare benefits companies and their affiliates.

4

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form. Since there are no substantial barriers to entry into the markets in which our public portals participate, we expect that competitors will continue to enter these markets.

Developments in the healthcare industry could adversely affect our business

Most of our revenue is derived from the healthcare industry and could be affected by changes affecting healthcare spending. We are particularly dependent on pharmaceutical, biotechnology and medical device companies for our advertising and sponsorship revenue.

General reductions in expenditures by healthcare industry participants could result from, among other things:

●	government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

●	government regulation prohibiting the use of coupons by patients covered by federally funded health insurance programs;

●	consolidation of healthcare industry participants;

●	reductions in governmental funding for healthcare; and

●	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical, biotechnology or medical device companies or other healthcare industry participants.

Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve or are planning to serve. For example, use of our products and services could be affected by:

●	changes in the design of health insurance plans;

●	a decrease in the number of new drugs or medical devices coming to market;

●	a decrease in marketing expenditures by pharmaceutical or medical device companies, including as a result of governmental regulation or private initiatives that discourage or prohibit advertising or sponsorship activities by pharmaceutical or medical device companies; and

●	payor pressure to move to generic brands.

In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

5

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others.

We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain customers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of our product or an increase in response time could result in a loss of potential customers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

If we are unable to manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Our business is subject to changing regulation of corporate governance and public disclosure.

Because our Common Stock is publicly traded, we are subject to certain rules and regulations of federal and state entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities have continued to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Complying with these new regulations has resulted in, and is likely to continue to result in, increased general and administrative costs and a diversion of management time and attention from revenue generating and other business activities to compliance activities.

6

Risks Relating to Our Securities

If a market for our Common Stock does not develop, shareholders may be unable to sell their shares.

Our Common Stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc., an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our Common Stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

Our stock price is subject to a number of factors, including:

●	Technological innovations or new products and services by us or our competitors;

●	Government regulation of our products and services;

●	The establishment of partnerships with other healthcare companies;

●	Intellectual property disputes;

●	Additions or departures of key personnel;

●	Sales of our Common Stock;

●	Our ability to integrate operations, technology, products and services;

●	Our ability to execute our business plan;

●	Operating results below or exceeding expectations;

●	Whether we achieve profits or not;

●	Loss or addition of any strategic relationship;

●	Industry developments;

●	Economic and other external factors; and

●	Period-to-period fluctuations in our financial results.

Our stock price may fluctuate widely as a result of any of the above. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

7

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes. Specifically, Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our Common Stock.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold or otherwise disposed of by the Selling Shareholders or their transferees. See “Selling Shareholders” below. We will not receive any proceeds from the sale of other disposition of the shares covered hereby.

The Company will pay all expenses associated with effecting the registration of the shares covered hereby, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Investors up to an aggregate of $10,000 and the Investors’ other reasonable out-of-pocket expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the shares being sold.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their transferees to sell or otherwise dispose of, from time to time, up to 1,666,669 shares of our Common Stock. All of the shares of Common Stock being offered under this prospectus were issued in connection with our May 2018 Private Placement.

The shares were sold pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D under the Securities Act. In connection therewith, the Investors made to us certain representations, warranties, covenants, and conditions customary for private placement investments.

8

The table below presents information regarding the Selling Shareholders and the shares of our Common Stock that they may sell or otherwise dispose of from time to time under this prospectus. Percentages of beneficial ownership are based upon 11,548,095 shares of Common Stock issued and outstanding as of June 1, 2018. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Shareholders the right to acquire Common Stock within 60 days of June 1, 2018. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We do not know when or in what amounts the Selling Shareholders may sell or otherwise dispose of the shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the shares by them other than the registration rights agreement described above. The Selling Shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. For purposes of determining the beneficial ownership of the Selling Shareholders after this offering, we have assumed that all of the shares covered hereby have been sold pursuant to the registration statement of which this prospectus forms a part.

Each Selling Shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

	Shares of Common Stock
Name of Selling Shareholder	Beneficially Owned Prior to the Sale of all Shares covered by this Prospectus	Covered by this Prospectus	Beneficially Owned After the Sale of all Shares covered by this Prospectus	As a Percent of Total Outstanding After the Sale of Shares covered by this Prospectus
Special Situations Fund III QP, L.P.(1)	812,130	552,593	259,537	2.2%
Special Situations Cayman Fund, L.P. (1)	303,730	206,667	97,063	Less than 1%
Special Situations Private Equity Fund, L.P.(1)	252,065	166,667	85,398	Less than 1%
Park West Partners International Limited(2)	68,733	59,267	9,466	Less than 1%
Park West Investors Master Fund, Limited(2)	607,935	524,067	83,868	Less than 1%
First Bank & Trust Custodian for Ronald L. Chez IRA(3)	157,408	157,408	0	0%

(1)	AWM Investment Company, Inc. (“AWM”) is the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Cayman Fund, L.P. and the Special Situations Private Equity Fund, L.P. (collectively, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over the shares held by the Funds. Austin W. Marxe, David M. Greenhouse and Adam Stettner are the principal owners of AWM.
(2)	Park West Asset Management LLC (“PWAM”) is the investment manager to Park West Investors Master Fund, Limited (“PWIMF”), and Park West Partners International, Limited (“PWPI”). Peter S. Park, manager of PWAM, has sole voting and investment power with respect to the shares held by PWIMF and PWPI.
(3)	Ronald l. Chez has voting and dispositive power with respect to the shares.

Information about the Selling Shareholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

9

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

10

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares.

11

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
William J. Febbo	49	Chief Executive Officer, Director
Miriam J. Paramore	55	President
Terence J. Hamilton	52	SVP – Sales
Douglas P. Baker	61	Chief Financial Officer
Gus D. Halas	67	Chairperson and Director
Patrick Spangler	62	Director
Bryan Archambault	47	Director
Lynn Vos	62	Director
James Lang	53	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

William J. Febbo

Mr. Febbo joined our company as Chief Executive Officer on February 22, 2016. Mr. Febbo brings more than 18 years of experience in building and managing health services and financial businesses. Before joining our company, Mr. Febbo served as Chairman and Founder of Plexus, LLC, a payment processing business for medical professionals. From 2007 to 2015, he worked with Merriman Holdings, Inc., an investment banking firm. There he served as Chief Operating Officer and assisted with capital raises in the tech, biotech, cleantech, consumer and resources industries. From 2013 to 2015, he also worked with Digital Capital Network, Inc., which operated a transaction platform for institutional and accredited investors. There he served as Chief Executive Officer and Co-Founder and managed the day-to-day operations of the digital portal for institutional level investments. Prior to Merriman, Mr. Febbo was CEO and co-founder of MedPanel, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries, which was eventually acquired by MCF Corporation.

Aside from that provided above, Mr. Febbo does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Febbo is qualified to serve on our Board of Directors because of his wealth of experience in building and managing health services and financial businesses.

Miriam J. Paramore

Ms. Paramore joined the company as President in August 2017. She has vast experience with healthcare companies, running businesses ranging from start-ups to large divisions of public and private companies. Her early career was spent at Ernst & Young, as a Healthcare Management Consultant. She has since occupied executive level and director positions at several healthcare companies. Most recently, from April 2016 to April 2017, Ms. Paramore served as COO and CTO of Lucro, Inc., a privately held company in| Nashville, Tennessee focused on the healthcare sector. From March 2015 to February 2016, she served as Executive Vice President of PDX a privately held company in Fort Worth, Texas that provides health information technology for pharmacies. From May 2008 to December 2013, she served as Executive Vice President of Emdeon, Inc. in Nashville, Tennessee, a health information technology and tech-enabled services company.

12

Aside from that provided above, Ms. Paramore does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Terence J. Hamilton

Mr. Hamilton joined our company as VP of Sales in February 2008 and became SVP of Sales in 2016. Prior to that, Mr. Hamilton was Manager at MedImmune since 2005 and was Senior National Account Manager for Glaxo SmithKline pharmaceuticals for 13 years prior to that. Mr. Hamilton has spent the last 19 years working in the pharmaceutical and biotech arenas within various sales, marketing and managed markets management positions. He also has held many positions within the pharmaceutical and biotech industries, including District Manager, Brand Manager, Managed Market Specialist, Contract Manager, and Government Account Manager. Mr. Hamilton was a Director of the Company from 2008 through March 2016.

Aside from that provided above, Mr. Hamilton does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Gus D. Halas

Mr. Halas joined our company as a Director on August 7, 2014. Mr. Halas has served as CEO of several companies. He was Chief Executive Officer and President of the Central Operating Companies at Central Garden & Pet Company from April 2011 through May 2013 and currently serves as a consultant to that Company. Mr. Halas was President and Chief Executive Officer of T-3 Energy Services, Inc. from May 2003 to March 2009 and also served as Chairman of the Board of Directors from March 2004 to March 2009. From August 2001 to April 2003, Mr. Halas served as President and Chief Executive Officer of Clore Automotive, Inc. He also serves as a director for Triangle Petroleum Corp., Hooper Holmes, Inc., School Specialty, Inc., and Madelena Energy.

Aside from that provided above, Mr. Halas does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Halas is qualified to serve on our Board of Directors because of his experience and expertise as an executive and a director with companies implementing “turnaround” strategies.

Patrick Spangler

Mr. Spangler currently serves as Chief Financial Officer of VigiLanz Corporation, a privately held firm in health care information technology. He brings more than 30 years of experience in the health care industry, executing domestic and international growth and exit strategies. He has helped lead high-performance, emerging growth firms, as well as large publically traded companies and has also served in the private equity sector successfully improving operational results with a broad array of portfolio companies. Prior to VigiLanz Corporation, he served as Executive Vice President and Chief Financial Officer of Healthland, Inc. an EHR Company serving the critical access hospital market; Epocrates (EPOC) which he took public in 2011 and was acquired by Athena Health, ev3 (EVVV) which he took public in 2005 and was acquired by Covidien, and EMPI (EMPI) which was acquired by Encore Medical (ENMC). Mr. Spangler holds a B.S. in accounting and an M.B.T. in business taxation from the University of Minnesota and a M. B. A. from the University of Chicago Booth Graduate School of Business. He currently is a member of the Board of Directors of Lifespace Communities Inc and previously served on the Board of Directors of Urologix Inc. (ULGX).

Aside from that provided above, Mr. Spangler does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Spangler has been a Director since March 23, 2018.

13

Mr. Spangler is qualified to serve on our Board of Directors because of his years of experience in the health care industry, executing domestic and international growth and exit strategies.

Bryan Archambault

Mr. Archambault is currently the Chief Marketing Officer of greyhealth group and has been since 2010. He has a diverse background that started 20+ years ago in the sales and customer-marketing space. He brought that experience and insight to brand strategy and multichannel marketing for healthcare clients in biopharma, OTC and animal health. He does not serve on the boards of any other public companies.

Aside from that provided above, Mr. Archambault does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Archambault is qualified to serve on our Board of Directors because of his in the sales and customer-marketing space. Mr. Archambault has been a Director since March 23, 2018.

Mr. Archambault will represent WPP, a strategic investor in our company, replacing Ms. Lynn O’Connor Vos in this role. Ms. Vos, who left her position as CEO of WPP’s subsidiary, greyhealth group, to become CEO of the Muscular Dystrophy Association, will remain on our Board of Directors, as now an independent director.

Lynn Vos

Ms. Vos has been the President and CEO of the Muscular Distrophy Association since October 2017. Prior to that, Ms. Vos had been chief executive officer of ghg | greyhealth group since 1994 and is a champion of using digital capabilities to improve the public health. Ms. Vos also serves on the board of nTelos Wireless, a NASDAQ listed company, the Jed Foundation, a leading nonprofit dedicated to protecting the emotional health of college students, and was a founding board member of MMRF, a pioneering cancer research foundation.

Aside from that provided above, Ms. Vos does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Ms. Vos is qualified to serve on our Board of Directors because of her extensive executive skills in digital marketing and communications in the healthcare industry.

James Lang

Mr. Lang joined our Board January 12, 2017. He brings us more than 25 years of experience in healthcare data, analytic, and technology enabled business services. Mr. Lang presently serves as an executive advisor to Water Street, a strategic private equity firm focused exclusively on building market-leading companies in healthcare. In that capacity, he currently serves as Board Chairman to The Access Group, Health Strategies Group, Alliance Life Sciences, and Dohmen Life Science Services.  He is also a director of BioVie, a development-stage company pioneering an innovative therapeutic that targets complications due to liver cirrhosis.

Mr. Lang previously served as CEO of Decision Resources Group, a leading healthcare research and consulting company providing high-value healthcare industry analysis and insights, where he helped transform the company into an industry leader. Earlier, he was president of Strategic Decisions Group, a premier global strategy consultancy, and he expanded the life sciences practice and later sold it to IMS Health. He is an active private investor and advisor with healthcare companies, including Boston Heart Diagnostics (acquired by Eurofins) and AlphalmpactRx (acquired by IMS Health).

14

Aside from that provided above, Mr. Lang does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Lang is qualified to serve on our Board of Directors because of his extensive executive skills and background in the healthcare industry.

Douglas P. Baker

Mr. Baker has served as our CFO since May 19, 2014. Mr. Baker is a Certified Public Account with a Master’s Degree in Business Administration. He has extensive business experience including 9 years in public accounting with Plante Moran, 4 years as CFO of a privately held printing company, 5 years in a variety of divisional financial roles at MascoTech, Inc., a Fortune 500 automotive supplier, and from 1996 to 2014 as Chief Financial Officer of Applied Nanotech Holdings, Inc., (“APNT”) a publicly held nanotechnology research and licensing company. Mr. Baker was also a member of the Board of Directors of APNT from 2006 through 2014. He is also currently Chairman of the Board of Total Health Care, Inc., a Detroit based Health Maintenance Organization and has been a member of that Board since 1987.

Aside from that provided above, Mr. Baker does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Directors

Our bylaws authorize no less than three (3) and no more than Seven (7) Directors unless changed by the Board of Directors. The Investor Rights Agreement we signed with WPP Luxembourg Gamma Three Sarl states that our Board of Directors shall consist of five (5) Directors, but that provision was waived by WPP in January 2017 and the Board was expanded at that time. We currently have six (6) Directors, four (4) of which are independent under Nasdaq standards.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

Aside from the following, during the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1.	Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

15

2.	Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities: i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; ii. Engaging in any type of business practice; or iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5.	Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: i. Any Federal or State securities or commodities law or regulation; or ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

On January 29, 2018, FINRA accepted a Letter of Acceptance, Waiver and Consent (No. 2015044865501) (the Consent) submitted by William Febbo. From August 2012 to October 2015, Mr. Febbo was the Financial and Operations Principal (FinOp) for a registered broker-dealer, Merriman Capital, Inc. (Merriman). During certain months while Mr. Febbo was FINOP, FINRA found that certain of Merriman’s net capital filings with FINRA were inaccurate because of the method by which Merriman calculated net capital and that, when corrected, it was retroactively determined that Merriman had operated below its minimum net capital requirements. Febbo, as FinOp, signed certain of these reports and was thus held responsible. Based on the Consent, in settlement, Mr. Febbo, who was then no longer registered with any broker-dealer, accepted a fine of $5,000 and a 10-business day suspension from acting as FinOp for any FINRA member.

In his initial response to the Regulatory Questionnaire, Mr. Febbo mistakenly overlooked that this settlement with FINRA constituted a disclosable event.

16

Director Independence

The Board of Directors reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board of Directors considers transactions and relationships between our company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships were inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board of Directors has determined that each of our directors other than Mr. Febbo is an “independent director” within the meaning of applicable NASDAQ listing standards.

Committees of the Board

The Board of Directors has three standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities: (1) Nominating and Governance Committee; (2) Compensation Committee; and (3) Audit Committee. Each committee acts pursuant to a written charter adopted by the Board of Directors. Each committee’s charter is available on our corporate website at http://www.optimizerx.com. (The information contained in our website is not incorporated into this Prospectus.) All of the committees are comprised solely of non-employee, independent directors as defined by NASDAQ market listing standards.

Nominating and Governance Committee

The Board of Directors has established a Nominating and Governance Committee. The Committee is composed of Directors Vos, Spangler, and Archambault, and is chaired by Director Vos. The Nominating and Corporate Governance Committee held 4 meetings during the fiscal year ended December 31, 2017. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibilities to:

●	Develop qualifications and criteria for selecting and evaluating directors and nominees;

●	Consider and propose director nominees;

●	Make recommendations to the Board regarding Board compensation;

●	Make recommendations to the Board regarding Board committee memberships;

●	Develop and recommend to the Board corporate governance guidelines;

●	Facilitate an annual assessment of the performance of the Board and each of its standing committees;

●	Consider the independence of each director and nominee for director; and

●	Perform other functions or duties deemed appropriate by the Board

Compensation Committee

The Board of Directors has established a Compensation Committee. The Compensation Committee held 5 meetings during the fiscal year ended December 31, 2017, and held other informal discussions as needed. The Committee is composed of Directors Lang, Halas, and Spangler, and is chaired by Director Lang. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibilities to:

●	In consultation with our senior management, establish our general compensation philosophy and oversee the development and implementation of our compensation programs;

●	Recommend the base salary, incentive compensation and any other compensation for our Chief Executive Officer to the Board of Directors and review and approve the Chief Executive Officer’s recommendations for the compensation of all other officers of our company and its subsidiary;

●	Administer our incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;

●	Review and approve any severance or termination payments proposed to be made to any current or former officer of our company; and

●	Perform other functions or duties deemed appropriate by the Board of Directors.

17

Audit Committee

The Board of Directors has established an Audit Committee. Prior to that, the entire Board of Directors functioned as the audit committee. The Audit Committee was recently formed and thus did not hold any meetings during the fiscal year ended December 31, 2017. The Committee is composed of Directors Spangler, Vos and Archambault, and is chaired by Director Spangler. The Board has determined that Director Spangler is an “audit committee financial expert” within the meaning established by the SEC. The Audit Committee’s responsibilities, which are discussed in detail in its charter, include the responsibilities to:

●	the integrity of the Company’s financial statements; the accounting, auditing and financial reporting processes of the Company;

●	the management of business and financial risk and the internal controls environment;

●	the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, which shall be in conjunction with any recommendations by the Nominating and Governance Committee with respect to the corporate governance standards;

●	the reports resulting from the performance of audits by the independent auditor and the internal audit team;

●	the qualifications, independence and performance of the Company’s independent auditors; and

●	the performance of the Company’s internal audit team.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us, no persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during fiscal year ended December 31, 2017, other than as set forth in the following information. Director Halas filed a Form 4 two days late. Director Lang filed his Form 3 late and filed a Form 4 two days late on April 6, 2017. Director Vos filed a Form 4 on May 31, 2017 covering 21 transactions that occurred from February 6, 2017 through May 3, 2017. Our President, Miriam Paramore, filed a Form 4 a week late.

Code of Ethics

In October 2017, the Board of Directors adopted a Code of Ethics for the Company, which is attached to our December 31, 2017 Annual Report on Form 10-K as Exhibit 14.1.

18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership by each person, other than executive officers and directors, known to us to beneficially own 5% or more of our outstanding Common Stock as of June 1, 2018. For the purposes of this Prospectus, beneficial ownership of securities is defined in accordance with the rules of the SEC to mean generally the power to vote or dispose of securities, regardless of any economic interest therein, including any such security that the person has the right to acquire within 60 days after such date.

More Than 5% Beneficial Owners:	Name and Address	Common Shares Owned	Percentage of Class
Common	WPP PLC 27 Farm Street London, United Kingdom W1J 5RJ	2,103,702	18.2%
Common	Wolverine Flagship Fund Trading Limited 175 W Jackson Blvd, 3rd Flr Chicago, IL 60604	755,821	6.5%
Common	Harvey L. Poppel 110 El Mirasol Palm Beach, FL 33480	918,086	8.0%
Common	Ronald L. Chez 1524 N. Astor St Chicago, IL 60610(1)	1,136,996	9.6%
Common	AWM Investment Company, Inc. 527 Madison Ave., Suite 2600 New York, NY 10022 (2)	1,367,925	11.8%
Common	Park West Asset Management LLC 900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939 (3)	676,667	5.9%

(1)	Includes 859,644 shares of Common Stock held by Ron E. Chez in his name and beneficially owned in the following entities: Ronald L Chez IRA at First Bank & Trust, Ronald L Chez IRA at Fifth Third Bank, Chez Family Foundation at Fifth Third Bank, Ronald L Chez IRA at Lake St Capital Mgmt, Ronald L Chez IRA at Merrill Lynch and Ronald L Chez IRA at First Bank & Trust. Also includes warrants to purchase 277,352 shares of our Common Stock held in Ronald L Chez IRA at First Bank & Trust and Ronald L Chez IRA at First Bank & Trust.
(2)	AWM Investment Company, Inc. (“AWM”) is the investment adviser to the Special Situations Fund III QP, L.P. (“SSFQP”), the Special Situations Cayman Fund, L.P. (“Cayman”) and the Special Situations Private Equity Fund, L.P. (“SSFPE” and, collectively with SSFQP and Cayman, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over the 812,130 shares of Common Stock held by SSFQP, the 303,730 shares of Common Stock held by Cayman and the 252,065 shares of Common Stock of held by SSFPE. Austin W. Marxe, David M. Greenhouse and Adam Stettner are the principal owners of AWM.
(3)	Park West Asset Management LLC (“PWAM”) is the investment manager to Park West Investors Master Fund, Limited (“PWIMF”), and Park West Partners International, Limited (“PWPI”). Peter S. Park, manager of PWAM, has sole voting and investment power over the 607.934 shares of Common Stock held by PWIMF and the 68,733 shares of Common Stock held by PWPI.

Set forth below is certain information with respect to beneficial ownership of our Common Stock as of June 1, 2018, by each director, each executive officer, and by the directors and executive officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

Name(1)	Options Included in Beneficial Ownership (2)	Common Shares Owned	Common Stock Beneficial Ownership	Percentage of Class

William J. Febbo	300,000	14,667	314,667	2.7%
Miriam Paramore	33,334	2,897	36,231	*
Douglas P. Baker	166,667	16,667	183,334	1.6%
Terence J. Hamilton	133,334	126,805	260,139	2.3%
Lynn Vos	0	9,334	9,334	*
James Lang	0	8,334	8,334	*
Bryan Archambault	0	0	0	*
Gus D. Halas	0	30,412	30,412	*
Patrick Spangler	0	0	0	*

All Executive Officers and Directors as a group (9 persons)	633,335	209,116	842,451	7.3%

*	Less than 1%
(1)	The address of each person named in this table is c/o OptimizeRx Corp., 400 Water Street, Suite 200, Rochester, MI 48307.
(2)	This column lists shares that are subject to options exercisable within sixty (60) days of June 1, 2018, and are included in Common Stock beneficial ownership pursuant to Rule 13d-3(d)(1) of the Exchange Act.

19

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Overview

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 1, 2018, there were 11,548,095 shares of our Common Stock issued and outstanding and 0 shares of our preferred stock issued and outstanding.  Our Board of Directors approved a one for three reverse stock split that became effective May 14, 2018. The effects of this reverse split have been retroactively reflected in this registration statement and attached financial statements.

Common Stock

Our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our Common Stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

20

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2)	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(5)	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Any other relative rights, preferences and limitations of that series.

Registration Rights

On May 2, 2018, we entered into a registration rights agreement with the selling shareholders in this offering (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale the 1,666,669 shares of Common Stock (the “Registrable Securities”) acquired by the investors in an offering that closed on May 4, 2018. Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the resale of the Registrable Securities within 30 days following the close of the offering and to use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than 90 days following the close of the offering.

Investor Rights Agreement

On September 24, 2015, we entered into an Investor Rights Agreement with WPP Luxembourg (the “Rights Agreement”), pursuant to which we agreed to the following:

●

Demand Registration Rights. We granted the Investor registration rights for the 2,003,702 acquired from us and any securities acquired in connection with an Amended and Restated Co-Marketing Agreement after a period of two years.

●	Inspection Rights. So long as the Investor owns not less than 25% of the Shares, we granted the Investor an annual right to inspect our books and records.

●	Observer Rights. So long as the Investor owns not less than 25% of the Shares, we will allow the Investor to choose a representative to attend our board meetings as a nonvoting observer.

●	Board Seat. So long as the Investor owns not less than 25% of the Shares, we agreed to appoint a nominee of the Investor as a member of our board of directors. We also agreed to a five member Board of Directors provided that it is not prohibited by the rules and regulations of an exchange that we trade on. We also agreed to enter into an Indemnity Agreement with the nominee.

21

●	Budget Review. So long as the Investor owns not less than 25% of the Shares, we agreed to review our budget plans with the Investor’s nominee prior to submission to the Board of Directors, at the request of the Investor.

●	Right of First Refusal. We agreed that, in the event that it proposes to sell new securities, we will first offer such new securities to the Investor.

●	Special Approval Matters. So long as the Investor owns not less than 25% of the Shares, and provided that it is not prohibited by the rules and regulations of an exchange that we trades on, we agreed that 80% Board approval will be required for certain decisions, including:

o	the incurrence of any indebtedness in excess of $1.5 million in the aggregate during any fiscal year

o	the sale, transfer or other disposition of all or substantially all of our assets;

o	the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $1.5 million in the aggregate during any fiscal year;

o	capital expenditures in excess of $1.5 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $1.5 million in the aggregate during any fiscal year;

o	making, or permitting any subsidiary to make, loans to, investments in, or purchasing, or permitting any subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity;

o	the commencement or settlement of any lawsuit, arbitration or other legal proceeding related to our intellectual property or involving an amount in controversy greater than $1.5 million; and

o	the issuance of new securities, except for securities issued under an equity incentive plan and any issuance of Common Stock to vendors, advisors, financial institutions, suppliers or joint venturers that do not exceed, individually or in the aggregate 5% of the issued and outstanding capital stock of the Company.

22

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We had warrants outstanding to purchase 348,195 shares of our Common Stock at a weighted average exercise price of $3.33 as of March 31, 2018.

Options

We had options outstanding to purchase 1,580,417 shares of our Common Stock at a weighted average exercise price of $3.27 as of March 31, 2018.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

Certain Anti-Takeover Provisions

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

23

Listing of Common Stock

Our Common Stock is currently traded on the OTCQB under the trading symbol “OPRX.”

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is Empire Stock Transfer, 1859 Whitney Mesa Dr, Henderson, NV 89014, telephone: (702) 974-1444.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our Common Stock.

Sadler, Gibb & Associates, LLC and KLJ & Associates, LLP have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Sadler, Gibb & Associates, LLC and KLJ & Associates, LLP have presented their respective reports with respect to our audited financial statements. The reports of Sadler, Gibb & Associates, LLC and KLJ & Associates, LLP are included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Company Highlights

Through April 2018

1.

We applied for listing on the NASDAQ Capital Market Exchange. In connection with this, our board of directors has approved a reverse split of our Common Stock on a 1 to 3 basis to meet the listing requirements and we have agreed to issue 5.0 million shares in exchange for gross proceeds of $9.0 million to further solidify our financial position and accelerate our growth. The reverse split was effective on May 14, 2018.

24

2.	Our net revenue for the first three months of 2018 was $4.1 million, up 91% over the same period in 2017. The increase was driven by financial and brand messaging growth from new and returning clients, as well as expanded distribution channels.

3.	We continue to focus on adding additional brands for existing clients, providing new solutions, expanding the utilization of our network for existing brands, and obtaining new pharmaceutical manufacturer clients and advertising agencies.

4.	We expanded our board of directors, adding two new independent directors, Patrick Spanglar and Bryan Archambault, as well as established an audit committee to continue to improve our corporate governance.

5.	We presented at the 14th Annual Noble Capital Markets Investment Conference and the 30th Annual Roth Investor Conference to continue our investor outreach.

Our success in acquiring, integrating and expanding into new EHR/eRx platforms continues to grow as well. For the remainder of 2018, we expect to expand our reach to physicians, pharmacies and patients, and also increase the utilization of our existing partners as they improve their work flow and reach. With the growth of both our pharmaceutical products and our distribution network, we expect that our financial, brand, and clinical messaging will continue to increase and show strong growth throughout the year.

2017 Company Highlights

1.	Net revenue increased 56% to a record $12.1 million in 2017 over 2016.

2.	Net revenue was a record $4.0 million in Q4 2017, up 75% over Q4 2016.

3.	Appointed health IT industry veteran, Miriam Paramore, as president to expand our electronic health records (EHR) network, add new solutions and drive scale in our business model.

4.	Expanded our sales team and established a strong base which helped drive record revenues for Q3 and Q4 2017 with expected revenue growth in 2018 and beyond.

5.	Acquired new pharmaceutical manufacturers and brands for our core offerings of Financial and Brand messaging for distribution through our expanding channel partners.

6.	Continued growth through our success in acquiring, integrating and expanding into new promotional EHR/eRx platforms with a greater than 20% increase in reach to healthcare providers in 2017.

7.	Proven investment returns from our pharmaceutical promotions, as determined by an independent analytics firm, with multiple pharmaceutical brands that differentiates our programs as one of the most effective digital tactics available to pharmaceutical firms.

8.	Expanded our exclusive partnership with Allscripts Healthcare, which now includes real-time financial, informational, and clinical messaging to Allscripts ambulatory platforms.

Pharmaceutical Sales and Marketing Updates

Our sales team continues to expand our business with existing clients and win new clients. We are focused on adding additional brands for existing clients, providing new solutions, expanding the utilization of our network for existing brands, and obtaining new clients.

Additionally, we expanded our service offerings:

●	Brand Messaging – We have successfully integrated our new platform with partners in 2017 and have launched initial programs. Additionally, we expect our exclusive partnership with Allscripts, which allows us to offer LogRx brand messaging and Infoscripts messaging, to accelerate revenue growth in this area.

●	Brand Support – We have designed a service to better insure that manufacturer brands are available in every ePrescribing platform available, and we have incorporated this to an overall program related to launch brands that include brand awareness messaging and financial messaging.

25

We also continued to ramp up our marketing efforts:

●	Spoke at Coupon and Co-Pay Off-set Strategies Conference.

●	Presented at multiple investor conferences in 2017, including: Noble Capital Markets’ 13th Annual Investor Conference, 29th annual Roth Conference, 7th Annual LD Micro Invitational and 10th Annual LD Micro Main Event.

●	Lead kick-off panel, “A New Infrastructure for Healthcare,” at Distributed: Health Conference.

●	Sponsored CBI’s 4th Annual Bio/Pharma Forum on e-Rx and EHR as well as moderated a panel.

With the growth of both the number of our pharmaceutical brands and our distribution network, we expect our distribution of financial messages will continue to increase substantially in 2018.

Operational Update

In 2018, we plan to expand our existing network and increase physician utilization of our partner networks. We continue to work individually with our partners based on their particular situation, focusing on improving workflow and increasing coupon utilization by providers that have access, obtain access for those prescribers that currently do not have financial messaging access, and increase overall revenue derived from each channel. In addition to revenue growth provided by new brands and new network partners, we believe there is significant revenue growth potential within our existing brands by better utilizing our existing partner networks.

In 2015, we signed an agreement with Allscripts to become their exclusive provider of financial messaging and obtain access to their Touchworks EHR product that is used primarily by large ambulatory systems. Financial messaging activity commenced within the Touchworks platform late in Q1 2017 and ramped up gradually throughout the balance of the year. We expect activity to ramp more quickly in 2018, with significant growth generated by this channel in 2018. In addition, we launched five new EHRs in 2017 and we have three others launching in Q1 2018. We anticipate revenue from these channels to accelerate in 2018 and positively impact revenue.

Technology Updates

To support our growth, we have migrated our platform to Oracle database software. Our system can manage up to one million rules and return the appropriate content within one second. This ultra-fast response time helps avoid delays and supports our expectation for accelerated revenue growth. To further improve the efficiency of our system, we moved our software to Amazon Web Services in 2018.

We have developed our own proprietary brand messaging system designed to expand our ability to deliver key clinical messages in addition to financial support, and we plan to integrate this within EHRs that currently do not offer this valued product to their providers. We launched this system in 2017 with one channel partner and expect to launch it with additional partners in 2018.

Summary

Despite the lengthy sales cycle involved in creating this new financial messaging market, we remain excited about our core financial messaging business. We expect to significantly accelerate revenue growth in 2018, driven by the launch of additional channels, brands and products. We also expect our active network to continue to grow substantially in 2018.

26

Principal Products and Applications

Our principal products and applications can be summarized as follows:

●	Financial Messaging – Our integrated financial messaging platform is a revolutionary virtual “Patient Support Center” that allows doctors and staff to access a universe of sample vouchers, co-pay coupons and other patient support through their EMR and/or e-Prescribe systems. It allows them to search, print or electronically dispense directly to patients and a national network of pharmacies. Our platform eliminates the need for physicians to manage and store physical drug samples by offering a more convenient and efficient way to allocate, administer and track samples and co-pay savings for their patients. Today, nearly 60% of doctor offices ban or limit drug representatives and the samples they offer. While samples are still valuable, our solution address the fact that many healthcare systems and doctors are looking for an easier, more effective way to increase affordable access and adherence to their prescribed branded medications.

●	Brand Messaging – Our brand messaging services include a variety of brand awareness and clinical messaging services that can be tailored to meet the needs of a brand. These messages can include brand awareness messages, reminder ads, clinical messages and unbranded messages that can be targeted by specialty, diagnostic code and other criteria. Brand messaging is highly complementary to our core financial messaging product. Historically, we have sold brand messaging based on specific products offered by our EHR partners, but we have developed our own proprietary brand messaging system and rolled this product out in 2017. We have also purchased all available 2018 inventory from Allscripts for its LogRx brand messaging product, as well as its Infoscripts messaging product. We believe brand messaging represents a significant growth opportunity for us.

●	Brand Support – Our brand support is focused on educating and working with pharmaceutical manufacturers on identifying, formulating, and implementing new eRx media strategies for promoting their products. Our services include: 1) Drug File Integration - a service designed to better insure that manufacturers’ drugs are present in every ePrescribing platform available; 2) Sales Force Training – a service to educate the extended field sales force on this new integrated solution and what to look for within their client base to insure maximum exposure of their brands; and 3) Strategy Development – a service that assists pharmaceutical manufacturers in identifying and building a competitive strategy to take advantage of this new digital frontier. Currently, this activity results in less than 10% of our revenue, but represents a significant growth opportunity for us.

Marketing and Sales

We continue to extend our marketing efforts to build both brand and capabilities awareness in the market. As previously discussed, we continue to actively participate in industry and partner events such as ExL Pharma and the ACE – Allscripts Users Conference, as well as having taken a lead sponsor position in the CBInet eRx and EHR conferences in March of 2017.

We also continue to focus on the expansion of our strategic partnership with WPP, plc. We plan to continue to increase our marketing efforts with all of our strategic partners as we continue to promote our platform primarily through:

●	Industry and Partner Events;

●	Email Campaigns;

●	Internet Marketing;

●	Public Relations Campaigns;

●	Physician Offices;

●	Direct to Consumer Marketing;

●	Trade Media Advertising;

●	Pharmacy Partners;

●	Physician Organizations and Associations; and

●	Strategic Relationships.

27

Competition

Our platform competes in the highly competitive pharmaceutical and healthcare digital marketing industry that is dominated by large well-known companies with established names, solid market niches, wide arrays of product offerings and marketing networks. Our financial messaging offerings compete for pharmaceutical budgets with a variety of other forms of advertising and promotion.

Despite these overall competitors, we do not have major competition in our specific portion of the financial messaging market. We have a growing list of potential partners whom either have content that they want to deliver through our distribution engine and network, or have complementary technology and want to integrate our solution as a channel partner and thereby increase our reach to clinicians. The primary direct competitors in our space of the market are ConnectiveRx and Aptus Health. However, we believe our breadth of brands offered, extensive list of pharmaceutical clients, and the vast reach of our network give us a substantial advantage and allow us to achieve a dominant position in the marketplace.

Intellectual Property

In 2012, we were awarded a patent for our innovative solution (US Patent No. 8,341,015). This award was a result of our extensive research and development efforts. The awarded claims cover our ability to electronically process, display and distribute eligible prescription savings on the medications and therapies healthcare providers wish to prescribe for their patients.

We have hired Harness, Dickey & Pierce, a nationally ranked IP firm, to further expand and protect our intellectual property. Through them, we have filed two additional patents on our technology. We believe our current and expanding IP will allow us to continue being the leader in this rapidly growing space. We stand ready to prepare additional filings, as necessary, to protect our intellectual property on any forthcoming solutions that will further assist and support physicians, pharmacists and patients.

OPTIMIZERx and SampleMD are our licensed trademarks.

Government Regulation

Fraud and Abuse Laws

Anti-Kickback Statutes

The federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under a federal healthcare program such as Medicare or Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. The law contains a few statutory exceptions, including payments to bona fide employees, certain discounts and certain payments to group purchasing organizations. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for its products. In addition, kickback arrangements can provide the basis for an action under the Federal False Claims Act, which is discussed in more detail below. The Anti-Kickback Statute is broad and potentially prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, issued a series of regulations, known as the safe harbors, beginning in July 1991. These safe harbors set forth provisions that, if all the applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Arrangements that implicate the Anti-Kickback Law, and that do not fall within a safe harbor, are analyzed by the OIG on a case-by-case basis. Government officials have focused recent enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal pleas. In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies.

28

False Claims Laws

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, if they are found to have caused submission of false claims. The Federal Civil False Claims Act also includes whistle blower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent highly publicized settlements in the healthcare industry related to sales and marketing practices have been cases brought under the False Claims Act. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment.

Privacy and Security

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the rules promulgated there under require certain entities, referred to as covered entities, to comply with established standards, including standards regarding the privacy and security of protected health information, or PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their business associates, as such term is defined by HIPAA, which, among other things, obligate the business associates to safeguard the covered entity’s PHI against improper use and disclosure. While not directly regulated by HIPAA, our customers or distributors might face significant contractual liability pursuant to such an agreement if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA. It is possible that HIPPA compliance could become a substantial regulatory burden and expense to our operations, although we do not believe that this will occur as a general website publisher.

Employees

As of the date of this Prospectus, we had 23 full-time employees and one part-time employee, in addition to contracted programmers, as needed, throughout the year.

Subsidiaries

We conduct our operations through our wholly-owned subsidiary, OptimizeRx Corporation, a Michigan corporation.

Description of Property

Currently, we do not own any real estate. Our principal executive offices are located at 400 Water Street, Suite 200, Rochester, Michigan 48307.

We initially signed the lease for our current office space on December 1, 2011. That lease expired on November 30, 2016 and we signed a new lease covering the same space. The new lease is a three-year lease beginning December 1, 2016, with options for up to an additional 6 years. The rent is payable monthly at rates of $6,232, $6,308, and $6,384 per month for years 1, 2, and 3 of the lease, respectively. The monthly rates for the option years range from $6,384 per month to $6,688 per month for the option years 4 through 9 of the lease. If we fail to exercise our option for option years 4 and 5, a lease termination payment of $7,300 will be due at the end of the initial 3-year term.

29

We also have month to month leases on shared office spaces in Cambridge Massachusetts and Nashville Tennessee, with monthly lease payments of $2,850 and $1,360, respectively.

We believe that our properties are adequate for our current needs, but growth potential may require larger facilities due to anticipated addition of personnel. We do not have any policies regarding investments in real estate, securities or other forms of property.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Three Months Ended March 31, 2018 and 2017

Revenues

Our total net revenue reported for the three months ended March 31, 2018 was approximately $4.1 million, an increase of 91% over the approximately $2.2 million in the same period of 2017. The increase is primarily due to sales increases in our messaging products. We do not breakout revenue by service at this stage, but as we achieve greater scale we plan to determine the best way to present the growth by service. As described in greater detail in Note 2 to the financial statements, we adopted the new revenue standard during the quarter ended March 31, 2018. The effect of that, which was immaterial, was to decrease our revenue by approximately $118,000 during the quarter and that revenue will be recognized throughout the remainder of 2018.

Cost of Sales

Our cost of sales percentage, composed primarily of revenue share expense, declined as a percentage of sales, from approximately 64% to approximately 49% even though our total cost of sales increased because of the significant revenue increase. Our revenue related to brand messaging has a higher cost associated with it than our financial messaging. We launched our brand messaging products in the first quarter of 2017 and had significantly higher costs during the launch period. Those costs continued to decrease as a percentage of sales throughout 2017 as our volume increased.

Gross Margin

Our gross margin improved from 35.8% in the quarter ended March 31, 2017 to 51.2% in the quarter ended March 31, 2018. We are focused on improving our margins and are targeting a gross margin of at least 55% by the fourth quarter of 2018.

Operating Expenses

Operating expenses increased from approximately $1.7 million for the three months ended March 31, 2017 to approximately $2.3 million for the same period in 2018, an increase of approximately 38%. The detail by major category is reflected in the table below.

	Three months ended March 31,
	2018	2017

Salaries, Wages, & Benefits	$1,219,297	$779,278
Stock-based compensation	497,122	129,444
Professional Fees	63,026	132,214
Board Compensation	25,250	18,750
Investor Relations	26,237	29,386
Consultants	34,192	61,810
Advertising and Promotion	20,751	107,063
Depreciation and Amortization	54,473	70,973
Development, Maintenance, and Integration Costs	222,374	195,839
Office, Facility, and other	72,808	64,175
Travel	68,813	71,846

Total Operating Expense	$2,295,341	$1,660,778

30

The largest increases in operating expenses related to salaries, wages, and benefits and other human resource related costs. Since the beginning of the first quarter of 2017, we have appointed a new president and two new vice presidents of Sales, as well as hired a new account manager and related administrative support. These new team members also resulted in increases in benefits and payroll taxes. We also implemented new incentive compensation plans for our sales force that increased their incentive compensation. In addition, all our incentive compensation is tied to revenue and the strong revenue growth in 2018 resulted in increased incentive compensation. The increased stock-based compensation results from the acceleration of vesting of previously granted options as well as the grant of options during the period related to achievement of performance-based goals. We expect stock-based compensation to decrease on a quarterly basis for the balance of the year.

The increase in development, maintenance, and integration costs reflects start-up costs related to the integration of new EHRs as well as increased capacity of our technology systems, which included a transition to Amazon Web Services during the quarter ended March 31, 2018. These investments are starting to show their value through increased revenue growth and our transition to a broader client base and greater scale.

Advertising and promotion decreased in 2018 because 2017 included several one-time costs and a conference that we sponsored in 2017 that did not occur during the first quarter of 2018. Professional fees decreased in 2018 because we settled our litigation in 2017 and no longer have any ongoing litigation. All other variances in the table above are the result of normal fluctuations in activity.

We expect our overall operating expenses to continue at the 2018 level, or slightly above as we further implement our business plan and expand our operations to grow the business in a very dynamic and active marketplace. However, we have established a strong team as a base to support growth and do not expect human resource costs to increase significantly, even with continued strong sales growth.

Net Loss

Our net loss for the three months ended March 31, 2018 was approximately $190,000, as compared to a loss of approximately $880,000 during the same period in 2017. The reasons and specific components associated with the decreased loss are discussed above. Overall, the decreased loss resulted from increased revenues and gross margin. We are focused on top-line growth, while managing our expenses, so we expect to see a continued, but managed, loss for the near future, but expect to achieve profitability on quarterly basis no later than the fourth quarter of 2018.

Results of Operations for the Years Ended December 31, 2017 and 2016

Revenues

Our net revenue for the year ended December 31, 2017 was approximately $12.1 million, an increase of 56% from the year ended December 31, 2016. This increase resulted from increased pharmaceutical brands, an increased distribution network, and strong growth in our brand messaging product. We expect continued strong revenue growth in 2018 as a result of the foundations laid in 2016 and 2017.

Because the pharmaceutical industry is dominated by large companies with multiple brands, our revenue is concentrated in a relatively small number of companies. We have approximately 25 pharmaceutical companies as customers. We have focused our efforts on expanding both our customer base and our product offerings and are becoming less dependent on any one customer. In each of 2016 and 2017, we only had one pharmaceutical manufacturer that individually accounted for greater than 10% of our revenues, and that was a different customer in each year.

31

Cost of Sales

Our total cost of sales, composed primarily of revenue share expense, increased in the year ended December 31, 2017, from the year ended December 31, 2016 primarily due to the increase in revenues. In addition, revenue share expense as a percentage of revenue in 2017 increased from 2016 from approximately 44% in the year ended December 31, 2016 to approximately 51% in the year ended December 31, 2017.

This increase in revenue share expense as a percentage of revenue resulted primarily from product mix, and specifically from the substantial increase in our brand messaging revenue that has a lower margin and higher costs relative to our core financial messaging product. We expect revenue share expense as a percentage of revenue in 2018 to decline from 2017 levels. We have signed revenue share agreements with newer partners that contain lower revenue share percentages, and as revenue from those new channels increases, we expect it to help lower our overall percentage. We also expect continued growth in our brand messaging product, and this will enable us to spread the fixed costs associated with this type of messaging over a larger base and result in a lower overall revenue share percentage.

Gross Margin

Our gross margin, which is simply the difference between our revenues and our cost of sales, discussed above, increased substantially from 2016 to 2017 as a result of the increased revenue. However, our gross margin percentage decreased from approximately 56% in 2016 to 49% in 2017 for the reasons discussed above in the cost of sales section. We are focused on improving our margins in 2018 and have a target of increasing our margin to 55%.

Operating Expenses

Operating expenses increased to approximately $8.1 million for the year ended December 31, 2017, from approximately $5.9 million for the year ended December 31, 2016, an increase of approximately 36%. The detail by major category is reflected in the table below.

	Years Ended December 31,
	2017	2016

Salaries, Wages and Benefits	$4,151,740	$2,919,809
Professional Fees	324,117	576,995
Board Compensation	89,000	50,000
Investor Relations	126,548	127,082
Consultants	356,220	213,535
Advertising and Promotion	207,062	296,997
Depreciation and Amortization	324,551	235,284
Development and Maintenance	1,009,022	398,396
Office, Facility and Other	297,700	214,776
Travel	294,425	279,403

Subtotal	7,180,385	5,312,277

Stock-based compensation	902,389	559,301
Lawsuit settlement	-	50,000

Total Operating Expense	$8,082,774	$5,921,578

The main reasons for the overall increase in operating expenses in 2017 was our focus on staffing and scaling our company to focus on, and be able to support, accelerated revenue growth.

32

Within the operating expenses, there were a variety of increases, the largest of which was in salaries, wages and benefits as a result of additional staff added in 2016 and 2017, including related benefits. During 2017, we hired a president and two new vice presidents of sales, as well as additional supporting positions. Incentive compensation also increased in 2017, primarily as a result of the increase in revenues. We also enhanced our sales commission program and expanded it to include account managers to greater incentivize those people interfacing with the customers. We expect our compensation expense to increase in 2018, but at a much lower rate than in 2017.

Professional fees decreased due to the resolution of our last remaining piece of litigation in 2017. In 2018, we expect professional fees to remain at 2017 levels or even slightly decrease.

Expenses related to development, management, and maintenance of our technology increased in 2017 as a result of improvements to our system as well as costs associated with the start of migrating our technology to Amazon Web Services. We expect these costs to decrease significantly in 2018 due to the investments made in 2017.

Depreciation and amortization increased in 2017 from the 2016 levels primarily because of the assets capitalized in 2016 and 2017. Other increases in operating expenses generally increased due to the increased staffing levels.

Net Loss

We finished the year ended December 31, 2017 with a loss of approximately $2.1 million, as compared to a loss of approximately $1.5 million during the year ended December 31, 2016. The reasons for specific components are discussed above. Overall, we had an increase in revenue and gross margin offset by increased operating expenses to support future growth. In addition, the loss in both periods included significant noncash items. We had approximately $800,000 in noncash expense in 2016 and approximately $1.45 million in noncash expense in 2017.

Liquidity and Capital Resources

As of March 31, 2018, we had total current assets of approximately $8.3 million, compared with current liabilities of approximately $2.4 million, resulting in working capital of approximately $5.9 million and a current ratio of approximately 3.4 to 1, improved from the working capital of approximately $5.3 million and current ratio of 2.5 to 1 at December 31, 2017.

Our operating activities used approximately $800,000 in cash flow during the three months ended March 31, 2018, compared with cash used of approximately $300,000 in the same period in 2017. The cash used in the 2017 period was the result of our net loss, partially offset by working capital management. The cash used in the 2018 period was the result of our net loss as well as cash used for working capital. The main use of cash in 2018 was as a result of the change in payment terms for one of our key partners, as well as payment of certain year end liabilities. This change in payment terms also had a favorable impact on our gross margin. We expect to have positive cash flow from operations for the balance of the year.

We used insignificant amounts in investing activities in the three months ended March 31, 2018, and 2017. These investments related to purchases of equipment as well as investments related to the expansion of our network capabilities.

We had no financing activities in either period. We did however, as discussed in Note 3, issue 100,000 shares valued at $447,000 in a non-cash transaction in payment of revenue share due under a comarketing agreement and the accompanying termination of the agreement.

Subsequent to the end of the quarter, we signed an agreement to issue 1.667 million shares of our Common Stock for gross proceeds of $9.0 million and approximate net proceeds of $8.3 million. We expect the transaction to close in early May.

With this additional funding, we do not anticipate the need to raise additional capital in the short or long term for operating purposes or to fund our growth plans. We are focused on growing our revenue, channel and partner network. However, as a company in a market that is active with merger and acquisition activity, we may have opportunities, such as for acquisitions or strategic partner relationships, which may require additional capital. We will assess these opportunities as they arise with the view of maximizing shareholder value.

33

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are discussed in the footnotes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2017; however, we consider our critical accounting policies to be those related to the amount of revenue to be billed, the timing of revenue recognition, calculation of revenue share expense, stock-based compensation, capitalization and related amortization of intangible assets, and impairment of assets.

Recently Issued Accounting Pronouncements

As described in greater detail in Note 2 of our financial statements for the quarter ended March 31, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments, which had an immaterial impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company will adopt ASU 2016-02 in its first quarter of 2019. While the Company is currently evaluating the timing and impact of adopting ASU 2016-02, currently the Company anticipates no material impact to its Consolidated Statements of Operations. However, the ultimate impact of adopting ASU 2016-02 will depend on the Company’s lease portfolio as of the adoption date.

Off Balance Sheet Arrangements

As of March 31, 2018, there were no off-balance sheet arrangements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than described below or the transactions described under the heading “Executive Compensation” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

During the year ended December 31, 2015, WPP made a strategic investment in the Company and is a shareholder that owns approximately 21% of the shares of the Company.

The following table sets forth the activity between the Company and WPP in 2017 and 2016.

	2017	2016
Total billings to WPP Agencies	$3,554,168	$2,613,942
Revenue recognized from WPP Agencies	$3,696,214	$1,542,411
Accounts receivable from WPP Agencies	$1,173,614	$1,108,585
Rebates given to WPP Agencies	$33,249	$24,519
Marketing services purchased from WPP Agencies	$54,762	$190,686
Accounts payable to WPP Agencies	$-	$12,600
Revenue share expense recorded to WPP Agencies	$401,596	$177,372
Revenue share expenses owed to WPP Agencies	$447,670	$127,458

34

On May 9, 2016, we entered into a Separation Agreement and Release with Mr. David Harrell, our prior officer and director, which granted us a standard release of employment claims in consideration for, among other things, the stock payout of $720,415 to Mr. Harrell.

On the same date, we entered into a Corporate Consulting Agreement with Mr. Harrell that sets forth the terms his continued relationship with our company. He remained our employee through May 31, 2016 and the Corporate Consulting Agreement went effective as of June 1, 2016. Under the terms of this agreement, Mr. Harrell agreed to consult for our company for a period of 16 months and he will receive a monthly payment of $15,000, with the potential for up to $54,000 in additional bonus payments during the term of the agreement. This agreement also calls for insurance benefits for seven months. Finally, the agreement contains a Consultant Confidentiality, Invention Assignment and Non-Compete Agreement that contains restrictive covenants that include a one year non-compete following the completion of Mr. Harrell’s 18 months of consulting, and an inventions assignment clause during the term of his consulting relationship.

On May 11, 2017, we entered into a Separation and Stock Purchase Agreement with Mr. Harrell pursuant to which we agreed to repurchase from Mr. Harrell 166,667 shares of our Common Stock for aggregate consideration of $390,000, representing a purchase price of $2.34 per share.

Also under the agreement, we agreed that the consulting agreement with Mr. Harrell shall terminate on July 31, 2017, but that his non-compete agreement with us shall extend to July 31, 2019. The agreement also stipulated that Mr. Harrell shall resign as a member of our board of directors effective June 30, 2017.

On September 24, 2015, we entered into an Investor Rights Agreement with WPP (the “Rights Agreement”), pursuant to which we agreed to the following:

●	Demand Registration Rights. We granted WPP registration rights for its shares and any securities acquired in connection with an Amended and Restated Co-Marketing Agreement (described below) after a period of two years.

●	Inspection Rights. So long as WPP owns not less than 25% of the shares, we granted WPP an annual right to inspect our books and records.

●	Observer Rights. So long as WPP owns not less than 25% of the shares, we will allow WPP to choose a representative to attend our board meetings as a nonvoting observer.

●	Board Seat. So long as WPP owns not less than 25% of the shares, we agreed to appoint a nominee of WPP as a member of our board of directors. We also agreed to a five member Board of Directors provided that it is not prohibited by the rules and regulations of an exchange that we trade on. We also agreed to enter into an indemnity agreement with the nominee. In January 2017, WPP waived the five member Board limit and the Board was expanded to six (6) Directors.

●	Budget Review. So long as WPP owns not less than 25% of the shares, we agreed to review our budget plans with WPP’s nominee prior to submission to the Board of Directors, at the request of WPP.

●	Right of First Refusal. We agreed that, in the event that we propose to sell new securities, we will first offer such new securities to WPP.

●	Special Approval Matters. So long as WPP owns not less than 25% of the shares, and provided that it is not prohibited by the rules and regulations of an exchange that we trade on, we agreed that 80% Board approval will be required for certain decisions, including:

o	the incurrence of any indebtedness in excess of $1.5 million in the aggregate during any fiscal year

o	the sale, transfer or other disposition of all or substantially all of our assets;

35

o	the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $1.5 million in the aggregate during any fiscal year;

o	capital expenditures in excess of $1.5 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $1.5 million in the aggregate during any fiscal year;

o	making, or permitting any subsidiary to make, loans to, investments in, or purchasing, or permitting any subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity;

o	the commencement or settlement of any lawsuit, arbitration or other legal proceeding related to our intellectual property or involving an amount in controversy greater than $1.5 million; and

o	the issuance of new securities, except for securities issued under an equity incentive plan and any issuance of Common Stock to vendors, advisors, financial institutions, suppliers or joint ventures that do not exceed, individually or in the aggregate 5% of our then issued and outstanding capital stock.

On September 24, 2015, we amended and restated an existing Co-Marketing Agreement with Grey Healthcare Group, LLC (“GHG”) an affiliate of WPP (the “Amended and Restated Co-Marketing Agreement”). The Amended and Restated Co-Marketing Agreement was amended to give the GHG the option to receive all or part of the compensation due under the agreement in shares of our Common Stock. Shares issuable under the Amended and Restated Co-Marketing Agreement will be issued to WPP or any other affiliate of GHG designated in writing by GHG at the following rates:

●	Up until June 30, 2016, the number of shares of Common Stock was equal to GHG’s share of net revenues received for sales of new services to GHG or Company clients (“GHG Net Revenues”) divided by $0.7875.

●	After June 30, 2016, we will issue the number of shares of Common Stock equal to the GHG Net Revenues divided by a price equal to 80% multiplied by the average trading price of one share of Common Stock during the 30-trading day period immediately prior to the date of the most recent statement of GHG Net Revenues set forth by the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc. Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following tables set forth the range of high and low bid information for our pre-reverse split Common Stock for the each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2016

Quarter Ended	High $	Low $
March 31, 2016	3.72	2.67
June 30, 2016	3.60	2.85
September 30, 2016	3.60	3.00
December 31, 2016	3.42	1.95

36

Fiscal Year Ending December 31, 2017

Quarter Ended	High $	Low $
March 31, 2017	2.55	1.97
June 30, 2017	3.30	1.89
September 30, 2017	3.90	2.76
December 31, 2017	4.80	3.45
Quarter Ended March 31, 2018	$4.98	$3.36

On May 31, 2018, the last sales price per share of our Common Stock was $8.28.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our Common Stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of June 1, 2018, we had 11,548,095 shares of our Common Stock issued and outstanding, held by 320 shareholders of record at our transfer agent, with approximately 1,000 others holding our shares in street name.

Dividends

We currently intend to retain future earnings for the operation of our business. We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, Common Stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the Common Stock by our board of directors from funds legally available.

37

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans

On June 13, 2013, our Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with us, to provide additional incentive to employees, directors and consultants, and to promote our success. Under the initial Plan, we were able to issue up to an aggregate total of 500,000 incentive or non-qualified options to purchase our Common Stock, or stock awards. In March 2016, the Board expanded the number of shares issuable under the plan to 1,333,333 and in February 2018, the number of shares issuable was increased to 1,833,333.

Equity Compensation Plans as of December 31, 2017

Equity Compensation Plans Not Approved by the Shareholders	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Securities remaining available for future issuance under equity compensation plans
	(a)	(b)	(c)
2013 Equity Compensation Plan	1,368,750	$3.12	(1)
Other Equity Compensation (warrants)	348,195	$3.33	N/A
Total	1,716,945	$3.18	(1)

(1)	We had no remaining shares available to grant under the Plan at December 31, 2017. In 2018, we increased our available shares under the Plan to 1,833,333 shares.

Recent Sales of Unregistered Securities

In December 2017, we issued 6,250 shares of restricted Common Stock to our outside Directors as part of our director compensation package for services rendered in Q4 2017.

In February 2018, we granted 130,000 shares of Common Stock to officers and options to purchase 106,667 shares of Common Stock with an exercise price of $4.20 to non-officers, both of which vest only if we achieve certain stretch revenue goals in either 2019 or 2020.

In March 2018, we issued 6,250 shares of Common Stock to our independent directors in connection with our Director Compensation Plan. We also issued 100,000 shares of Common Stock to a subsidiary of WPP, a shareholder of the Company, in payment of amounts due under a comarketing agreement.

In May 2018, we sold to accredited investors an aggregate of 1,666,669 shares of our Common Stock, par value $0.001 per share, for $5.40 per share, or gross proceeds of approximately $9,000,000.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

38

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2017 and 2016.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)(2)	Total ($)
William J. Febbo	2017	250,000	156,937		-	13,350	420,287
CEO, Director	2016	188,833	83,742		993,825	4,400	1,270,800

Miriam Paramore	2017	91,667	46,036		329,950	24,786	492,439
President	2016	N/A	N/A		N/A	N/A	N/A

Terence J. Hamilton	2017	200,000	100,440		89,380	10,412	400,232
SVP of Sales	2016	180,125	60,294		154,684	7,205	402,308

Douglas P. Baker	2017	200,000	95,330		134,070	9,794	439,194
CFO	2016	172,500	44,847		-	6,900	224,247

Narrative Disclosure to the Summary Compensation Table

(1)	Amounts reflected in All Other Compensation column for Febbo, Hamilton, and Baker represent employer matching contributions to the Company’s retirement plan, on the same basis as for all employees.
(2)	Amount reflected in All Other Compensation for Ms. Paramore reflects $2,200 of employer matching contributions to the Company’s retirement plan and $22,586 paid to her as a consultant prior to her starting employment for the Company

Mr. Febbo joined the Company as CEO on February 22, 2016. His employment contract called for an initial annual base salary of $220,000. In addition, he is eligible to participate in the Company’s executive bonus plan with a target bonus of 50% of his annual salary. He is also eligible for vacation, sick days, insurance, to participate in the Company’s 401k plan, and other benefits covering all employees. In March 2017, Mr. Febbo’s annual salary was adjusted to $250,000 per year, retroactive to January 1, 2017 by the compensation committee of the Board of Directors. No formal contract amendment was signed. Under the terms of his contract, the Company also granted to Mr. Febbo an option to purchase 500,000 shares of Common Stock, exercisable at a price of $3.21 per share, and vesting annually over a period of 5 years. Mr. Febbo’s contract calls for 12 months of severance if he is terminated without cause.

In February 2018, Mr. Febbo signed a formal contract amendment that increased his base salary to $275,000 retroactive to January 1, 2018 and set his 2019 salary at $300,000. The amendment also accelerated vesting on the options originally expected to vest on the fifth anniversary of his contract, by three years, as well as obligated the Company to reimburse Mr. Febbo for the premium on a term life insurance policy. The Company also granted to Mr. Febbo 80,000 shares of restricted Common Stock in February 2018 that vests if the Company achieves targeted stretch revenue goals in either 2019 or 2020.

Ms. Paramore joined the Company as President on August 1, 2017. Her employment contract called for an initial base salary of $220,000. In addition, she is eligible to participate in the Company’s executive bonus plan with a target bonus of 40% of her annual salary. She is also eligible for vacation, sick days, insurance, to participate in the Company’s 401k plan, and other benefits covering all employees. Under the terms of her contract, the Company also granted to Ms. Paramore an option to purchase 166,667 shares of Common Stock, exercisable at a price of $3.15 per share, and vesting annually over a period of 5 years. Ms. Paramore’s contract calls for 6 months of severance if she is terminated without cause prior to August 1, 2018 and 12 months of severance is she is terminated without cause after August 1, 2018. Ms. Paramore was also granted 16,667 shares of restricted Common Stock in February 2018 that vests if the Company achieves targeted stretch revenue goals in either 2019 or 2020.

39

On June 27, 2016, Mr. Hamilton’s signed a new employment agreement calling for a base salary of $181,650. In addition, he is eligible to participate in the Company’s executive bonus plan with a target bonus of 40% of his annual salary. He is also eligible for vacation, sick days, insurance, to participate in the Company’s 401k plan, and other benefits covering all employees. In March 2017, Mr. Hamilton’s annual salary was adjusted to $200,000 per year, retroactive to January 1, 2017. No formal contract amendment was signed. Mr. Hamilton’s contract also calls for 12 months of severance if he is terminated without cause. The Company also granted to Mr. Hamilton an option to purchase 66,667 shares of Common Stock in 2016, exercisable at a price of $3.45 per share that vests annually over a period of two years. Mr. Hamilton was also granted a performance based option to purchase 66,667 shares of Common Stock in 2017 that vested when the Company achieved its revenue budget of $12,000,000.

For 2018, Mr. Hamilton’s base salary was adjusted to $210,000, retroactive to January 1, 2018. He also has the opportunity to earn up to $100,000 of additional bonus in excess of the targeted amount, in increments of $20,000, if the Company exceeds its revenue targets by certain predefined milestones. Mr. Hamilton was also granted 16,667 shares of restricted stock in February 2018 that vest if the Company achieves targeted stretch revenue goals in either 2019 or 2020. Mr. Hamilton was also granted 16,667 shares of restricted Common Stock in February 2018 that vests if the Company achieves targeted stretch revenue goals in either 2019 or 2020.

On June 27, 2016, Mr. Baker signed a new employment agreement calling for a base salary of $180,000. In addition, he is eligible to participate in the Company’s executive bonus plan with a target bonus of 30% of his annual salary. He is also eligible for vacation, sick days, insurance, to participate in the Company’s 401k plan, and other benefits covering all employees. In March 2017, Mr. Baker’s annual salary was adjusted to $200,000 per year, retroactive to January 1, 2017. No formal contract amendment was signed. Mr. Baker’s contract calls for 6 months of severance if he is terminated without cause. Mr. Baker was also granted a performance based option to purchase 66,667 shares of Common Stock in 2017 that vested when the Company achieved its revenue budget of $12,000,000 and an option to purchase 33,334 shares of Common Stock that vests over a one-year period beginning in March 2017.

In 2018, Mr. Baker’s annual salary was adjusted to $220,000 retroactive to January 1, 2018 and his target bonus percentage was changed to 40% of his annual salary. Mr. Baker was also granted 16,667 shares of restricted Common Stock in February 2018 that vests if the Company achieves targeted stretch revenue goals in either 2019 or 2020.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officers as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Will Febbo	100,000	400,000			$3.21	02/21/21

Miriam Paramore	-	166,667			$3.15	07/27/22

Douglas Baker	33,334 33,334 66,667 33,334	- - - 16,667		$ $ $ $	3.15 3.15 2.46 2.46	05/19/19 06/24/20 03/31/22 03/31/22

Terry Hamilton	33,334 66,667	33,334 -		$ $	3.45 2.46	07/28/16 03/31/22

40

Director Compensation

The table below summarizes all compensation of our directors as of December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Gus D. Halas	30,000	29,186			59,186
James Lang	20,000	29,186			49,186
Jack Pinney	26,250	29,186			55,436
Lynn Vos	-	-			-

Narrative Disclosure to the Director Compensation Table

Pursuant to our Director Compensation Plan, independent directors (“Outside Directors”) shall receive (a) annual cash retainer for Board and Committee service as set forth in the table below, payable in equal quarterly installments, and (b) reimbursement for expenses related to Board meeting attendance and any committee participation.

Annual Fee ($)
Basic Director Fee	25,000
Board Chair	12,500
Audit Committee Chair	5,000
Audit Committee Member	2,500
Compensation Committee Chair	5,000
Compensation Committee Member	2,500
Nominating and Governance Chair	2,500
Nominating and Governance Committee Member	1,000

Directors are expected to attend four meetings per year as well as spend an additional 10 – 20 hours per month on company matters. In addition, Outside Directors shall also receive 8,334 shares of Common Stock, payable in equal quarterly installments, which shall vest immediately. Directors that are also employees of our company shall not receive additional compensation for serving on the Board. Both the cash retainer and stock awards are prorated for partial quarters of service when a new Director joins the Board.

41

FINANCIAL STATEMENTS

Index to Financial Statements Required by Article 8 of Regulation S-X:

Unaudited Financial Statements:
F-1	Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017;
F-2	Consolidated Statements of Operations for three months ended March 31, 2018 and 2017;
F-3	Consolidated Statements of Cash Flows for three months ended March 31, 2018 and 2017; and
F-5	Consolidated Notes to Financial Statements.

Audited Financial Statements:
F-6 - F-7	Reports of Independent Registered Public Accounting Firms;
F-8	Consolidated Balance Sheets as of December 31, 2017 and 2016;
F-9	Consolidated Statements of Operations for the years ended December 31, 2017 and 2016;
F-10 - F-11	Consolidated Statement of Stockholders’ Equity as of December 31, 2017;
F-12	Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016; and
F-13	Consolidated Notes to Financial Statements.

42

OPTIMIZERx CORPORATION

 CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,298,619	$5,122,573
Accounts receivable	1,871,255	2,257,276
Accounts receivable – related party	1,974,143	1,173,614
Prepaid expenses	191,413	255,428
Total Current Assets	8,335,430	8,808,891
Property and equipment, net	157,608	167,305
Other Assets
Patent rights, net	621,793	638,766
Web development costs, net	152,493	143,730
Security deposit	5,049	5,049
Total Other Assets	779,335	787,545
TOTAL ASSETS	$9,272,373	$9,763,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable – trade	$133,870	$457,289
Accrued expenses	549,656	953,947
Revenue share payable	898,478	1,177,136
Revenue share payable – related party	-	447,670
Deferred revenue	856,914	507,160
Total Liabilities	2,438,918	3,543,202
Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no issued and outstanding at March 31, 2018 or December 31, 2017	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 9,878,944 and 9,772,694 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	9,879	9,773
Stock warrants	1,286,424	1,286,424
Additional paid-in-capital	36,231,480	35,287,464
Accumulated deficit	(30,694,328)	(30,363,122)
Total Stockholders’ Equity	6,833,455	6,220,539
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,272,373	$9,763,741

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-1

OPTIMIZERx CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	For the Three Months Ended March 31,
	2018	2017
NET REVENUE
Revenue	$2,781,621	$1,400,318
Revenue – Related Party	1,330,616	751,755
TOTAL NET REVENUE	4,112,237	2,152,073
REVENUE SHARE EXPENSE	2,008,092	1,381,733

GROSS MARGIN	2,104,145	770,340

OPERATING EXPENSES	2,295,341	1,660,778

LOSS FROM OPERATIONS	(191,196)	(890,438)

OTHER INCOME (EXPENSE)
Interest Income	2,017	7,756
Interest Expense	-	-
TOTAL OTHER INCOME (EXPENSE)	2,017	7,756
LOSS BEFORE PROVISION FOR INCOME TAXES	(189,179)	(882,682)
PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(189,179)	$(882,682)

WEIGHTED AVERAGE SHARES OUTSTANDING

BASIC AND DILUTED	9,786,027	9,906,289

NET LOSS PER SHARE

BASIC AND DILUTED	$(0.02)	$(0.09)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

OPTIMIZERx CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	For the Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(189,179)	$(882,682)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	54,473	70,973
Stock and options issued for services	497,122	129,444
Changes in:
Accounts receivable	(414,508)	253,074
Prepaid expenses	64,015	(67,761)
Accounts payable	(323,419)	161,228
Revenue share payable	(279,328)	(673,730)
Accrued expenses	(404,291)	(230,975)
Deferred revenue	207,727	943,193
NET CASH USED IN OPERATING ACTIVITIES	(787,388)	(297,236)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equipment	(3,803)	(16,146)
Development costs	(32,763)	-
NET CASH USED IN INVESTING ACTIVITIES	(36,566)	(16,146)

CASH FLOWS FROM FINANCING ACTIVITIES:
NET CASH USED IN FINANCING ACTIVITIES

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(823,954)	(313,382)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	5,122,573	7,034,647
CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,298,619	$6,721,265

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash issuance of shares to WPP	$447,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 2018

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

We are a leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharmaceutical companies to communicate with healthcare providers. Our cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education and critical clinical information. Our network is comprised of leading EHR platforms and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care.

The consolidated financial statements for the three months ended March 31, 2018 and 2017 have been prepared by us without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows as of March 31, 2018 and 2017, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. The consolidated balance sheet as of December 31, 2017, has been derived from the audited consolidated balance sheet as of that date.

Certain information and note disclosures normally included in our annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the U.S. Securities and Exchange Commission.

The results of operations for the three months ended March 31, 2018, are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made in the prior period’s consolidated financial statements to conform to the current period’s presentation.

NOTE 2 – NEW FINANCIAL ACCOUNTING STANDARDS

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“new revenue standard”). We recorded the change, which was immaterial, related to adopting the new revenue standard using the modified retrospective method. Under this method, we recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. This results in no restatement of prior periods, which continue to be reported under the accounting standards in effect for those periods. We expect the impact of the adoption of the new revenue standard to continue to be immaterial on an ongoing basis.

We have applied the new revenue standard to all contracts as of the date of initial application. The overwhelming majority of our revenue continues to be recognized when transactions occur, such as the delivery of a message. We previously recognized revenue related to set-ups when a program launched, and all related activities had been accomplished. Under the new revenue standard, we are recognizing revenue related to these set ups over the term of the initial contract. Since set up fees are generally small relative to the size of the overall contract and because most contracts are for a year or less, the impact of this change is immaterial.

The impact of recording this change as of January 1, 2018 resulted in an increase in deferred revenue of $142,027 at that date and a corresponding decrease in retained earnings as well. The impact of adopting the new revenue standard in 2018 resulted in lower revenues in the three months ended March 31, 2018. Had the new revenue standard not taken effect, our revenues for the period would have been higher by $117,911 and deferred revenues lower by $117,911. All of these revenues are expected to be recognized by December 31, 2018, so the primary effect of the new revenue standard is to shift revenues between quarters by immaterial amounts.

F-4

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 2018

NOTE 3 – STOCKHOLDERS’ EQUITY

In both March 2018 and 2017, we issued 6,250 shares of our common stock to our independent directors in connection with our Director Compensation Plan, which calls for issuance of 6,250 shares per quarter to each independent director. These shares were valued at $28,875 and $15,375 at March 31, 2018 and 2017, respectively.

In March 2018, we issued 100,000 shares of common stock to a subsidiary of WPP, one of the world’s largest advertising companies, and a shareholder, in full payment of all amounts due under a comarketing agreement that covered certain WPP agencies, whereby we shared a portion of our revenue with those agencies related to programs awarded to us by those agencies. The shares were valued at $447,000, the market value of the stock on the date of issuance. The amount due was recorded as a liability in revenue share payable at December 31, 2017.

Basic and diluted earnings per share are the same in both periods. The number of common shares potentially issuable related to dilutive securities that were excluded from the diluted loss per common share calculation was approximately 604,172, because they are anti-dilutive, as a result of a net loss for the quarter ended March 31, 2018.

NOTE 4 – SHARE BASED PAYMENTS – OPTIONS

We use the fair value method to account for stock based compensation. We recorded $468,247 and $114,069 in compensation expense in the three months ended March 31, 2018 and 2017, respectively, related to options issued under our stock-based incentive compensation plan. This includes expense related to options issued in prior years for which the requisite service period for those options includes the current year as well as options issued in the current year. The fair value of these instruments was calculated using the Black-Scholes option pricing model. The assumptions used in this model were similar to the assumptions set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 related to grants in 2017. As also discussed in the 10-K, we increased the shares of common stock authorized under our stock option plan during the quarter to 1,833,333 million shares.

NOTE 5 – RELATED PARTY TRANSACTIONS

As described in more detail in Note 3, Stockholders Equity, we issued 100,000 shares of our common stock to a subsidiary of WPP, a shareholder that owns approximately 20% of our common shares.

NOTE 6 – CONTINGENCIES

Litigation

The company is not involved in any legal proceedings.

NOTE 7 – SUBSEQUENT EVENTS

In May 2018, we signed an agreement to issue 1,666,669 shares of common stock for gross proceeds of $9.0 million, with expected net proceeds of approximately $8.3 million. The transaction closed May  4, 2018. In addition, our Board of Directors approved a 1 for 3 stock split  to meet the requirements of NASDAQ. The reverse split was effective May 14, 2018. These effective of this reverse split has been retroactively included in these financial statements.

F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of OptimizeRx Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of OptimizeRx Corporation (“the Company”) as of December 31, 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptimizeRx Corporation as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the OptimizeRx Corporation consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal security laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We also have audited the adjustments to the 2016 consolidated financial statements to retrospectively apply the effect of the reverse stock split, as described in Note 10. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2016 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2016 consolidated financial statements taken as a whole.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2017.

Salt Lake City, UT

March 7, 2018, except for Note 10, as to which the date is May 17, 2018

Office	801.783.2950
fax	801.783.2960

WWW.sadlergibb.com | Main: 2455 East Parleys Way Suite 320, Salt Lake City, UT 84109 | Provo: 3507 N University Ave #100, Provo, UT 84604

F-6

KLJ & Associates, LLP

5201 Eden Ave.

Suite 300

Edina, MN 55436

Office: 630-277-2330

Fax: 763-592-8238

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OptimizeRx Corporation

Rochester, MI

To Whom It May Concern:

We have audited the accompanying consolidated balance sheets of OptimizeRx Corporation as of December 31,2016, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptimizeRx Corporation as of December 31, 2016 and the results of their operations and their cash flows for year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, MN

March 8, 2017

F-7

OPTIMIZERx CORPORATION

Consolidated Balance Sheets as of

December 31, 2017 and 2016

	December 31, 2017	December 31, 2016

ASSETS
Current Assets
Cash and cash equivalents	$5,122,573	$7,034,647
Accounts receivable	2,257,276	1,951,811
Accounts receivable – related party	1,173,614	1,108,585
Prepaid expenses	255,428	80,820
Total Current Assets	8,808,891	10,175,863
Property and equipment, net	167,305	173,649
Other Assets
Patent rights, net	638,766	772,394
Web development costs, net	143,730	351,804
Security deposit	5,049	5,049
Total Other Assets	787,545	1,129,247
TOTAL ASSETS	$9,763,741	$11,478,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable – trade	$457,289	$369,214
Accrued expenses	953,947	288,268
Revenue share payable	1,177,136	2,495,059
Revenue share payable – related party	447,670	127,458
Deferred revenue	507,160	386,581
Total Liabilities	3,543,202	3,666,580
Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no issued and outstanding at December 31, 2017 and 2016,	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 9,772,694 and 9,906,289 shares issued and outstanding at December 31, 2017 and 2016, respectively	9,773	9,906
Stock warrants	1,286,424	2,294,416
Additional paid-in-capital	35,287,464	33,766,950
Accumulated deficit	(30,363,122)	(28,259,093)
Total Stockholders’ Equity	6,220,539	7,812,179
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,763,741	$11,478,759

The accompanying notes are an integral part of these financial statements.

F-8

OPTIMIZERx CORPORATION

Consolidated Statements of Operations for the Years

Ended December 31, 2017 and 2016

	For the year ended December 31, 2017	For the year ended December 31, 2016

NET REVENUE
Revenue	$8,431,208	$6,209,051
Revenue – related party	3,696,214	1,542,411
TOTAL NET REVENUE	12,127,422	7,751,462
REVENUE SHARE EXPENSE	6,174,614	3,411,396
GROSS MARGIN	5,952,808	4,340,066
EXPENSES
Operating expenses
Stock-based compensation	902,389	559,301
Depreciation and amortization	324,551	235,284
Lawsuit settlement	-	50,000
Other general and administrative expenses	6,855,834	5,076,993
Total Operating expenses	8,082,774	5,921,578
LOSS FROM OPERATIONS	(2,129,966)	(1,581,512)
OTHER INCOME
Interest income	25,937	42,309
TOTAL OTHER INCOME	25,937	42,309
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,104,029)	(1,539,203)
PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(2,104,029)	$(1,539,203)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC & DILUTIVE	9,819,753	9,902,639
NET LOSS PER SHARE: BASIC & DILUTIVE	$(0.21)	$(0.16)

The accompanying notes are an integral part of these financial statements.

F-9

OPTIMIZERx CORPORATION

Consolidated Statement of Stockholders’ Equity for the Year

Ended December 31, 2016

	Preferred Stock Shares	Preferred Stock Amount	Common Stock Shares	Common Stock Amount	Stock Warrants	Additional Paid-in Capital	Stock Payable	Deferred Stock Compensation	Accumulated Deficit	Total Stockholders’ Equity

Balance, December 31, 2015	-	$-	9,676,974	$9,677	$2,329,508	$32,204,853	$1,132,148	$(13,800)	$(26,719,890)	$8,942,496
Issuance of stock options to employees						384,126				384,126
Issuance of common stock:
for services			16,667	16		51,359				51,375
for cash			128,063	128		449,372				449,500
for options			34,585	35		(35)				-
for litigation settlement			33,333	33		109,967				110,000
Issue shares for stock payable			16,667	17		94,483	(94,500)			-
Shares payable redeemed for cash						437,733	(1,037,648)			(599,915)
Expiration of Warrants					(35,092)	35,092				-
Expense consulting services								13,800		13,800
Net loss for the year									(1,539,203)	(1,539,203)
Balance, December 31, 2016	-	$-	9,906,289	$9,906	$2,294,416	$33,766,950	$-	$-	$(28,259,093)	$7,812,179

 The accompanying notes are an integral part of these financial statements.

F-10

OPTIMIZERx CORPORATION

Consolidated Statement of Stockholders’ Equity for the Year

Ended December 31, 2017

	Preferred Stock Shares	Preferred Stock Amount	Common Stock Shares	Common Stock Amount	Stock Warrants	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, December 31, 2016	-	$-	9,906,289	$9,906	$2,294,416	$33,766,950	$(28,259,093)	$7,812,179
Issuance of stock options to employees						815,014		815,014
Issuance of common stock:
for services			25,000	25		87,350		87,375
for options			8,071	8		(8)		-

Shares redeemed for cash			(166,666)	(166)		(389,834)		(390,000)
Expiration of Warrants					(1,007,992)	1,007,992		-
Net loss for the year							(2,104,029)	(2,104,0290)
Balance, December 31, 2017	-	$-	9,772,694	$9,773	$1,286,424	$35,287,464	$(30,363,122)	$6,220,539

The accompanying notes are an integral part of these financial statements.

F-11

OPTIMIZERx CORPORATION

Consolidated Statements of Cash Flows for the Years

Ended December 31, 2017 and 2016

	For the year ended December 31, 2017	For the year ended December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(2,104,029)	$(1,539,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	324,551	235,284
Loss on disposal of assets	65,738	-
Stock options issued for services	815,014	384,126
Stock-based compensation	87,375	175,175
Changes in:
Accounts receivable	(305,465)	514,514
Accounts receivable related party	(65,029)	(727,460)
Prepaid expenses	(174,608)	(10,197)
Accounts payable	88,075	(205,977)
Revenue share payable	(1,317,923)	177,254
Revenue share payable – related party	320,212	89,655
Accrued expenses	665,679	281,285
Deferred revenue	120,579	159,579
NET CASH USED IN OPERATING ACTIVITIES	(1,479,831)	(465,965)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(42,243)	(178,434)
Patent rights	-	(7,268)
Intangible Assets	-	(163,836)
NET CASH USED IN INVESTING ACTIVITIES	(42,243)	(349,538)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	449,500
Redemption of common stock	(390,000)	(806,915)
NET CASH USED IN FINANCING ACTIVITIES	(390,000)	(357,415)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,912,074)	(1,172,918)
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	7,034,647	8,207,565
CASH AND CASH EQUIVALENTS – END OF PERIOD	$5,122,573	$7,034,647
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-12

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

OptimizeRx Corporation is a leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharmaceutical companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education and critical clinical information. The company’s network is comprised of leading EHR platforms and provides more than half a million healthcare providers access to these benefits within their workflow at the point of care.

The company was originally formed as Optimizer Systems, LLC in the State of Michigan on January 31, 2006. It converted its form to a corporation on October 22, 2007 and changed its name to OptimizeRx Corporation. On April 14, 2008, RFID, Ltd., a Colorado corporation, consummated a reverse merger by entering into a share exchange agreement with the stockholders of OptimizeRx Corporation, pursuant to which the stockholders of OptimizeRx Corporation exchanged all of the issued and outstanding capital stock of OptimizeRx Corporation for 1,256,958 shares of common stock of RFID, Ltd., representing 100% of the outstanding capital stock of RFID, Ltd. As of April 30, 2008, RFID’s officers and directors resigned their positions and RFID changed its business to OptimizeRx’s business. On April 15, 2008, RFID, Ltd.’s corporate name was changed to OptimizeRx Corporation. On September 4, 2008, a migratory merger was completed, thereby changing the state of incorporation from Colorado to Nevada, resulting in the current corporate structure, in which OptimizeRx Corporation, a Nevada corporation, is the parent corporation, and OptimizeRx Corporation, a Michigan corporation, is its wholly-owned subsidiary (together, “OptimizeRx” and “the Company”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company has adopted a December 31 fiscal year-end.

Principles of Consolidation

The financial statements reflect the consolidated results of OptimizeRx Corporation (a Nevada corporation) and its wholly owned subsidiary, OptimizeRx Corporation (a Michigan corporation). All material inter-company transactions have been eliminated in the consolidation.

Cash and Cash Equivalents

For purposes of the accompanying financial statements, the Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The fair value of cash, accounts receivable, prepaid expenses, accounts payable, accounts payable – related party, accrued expenses and deferred revenue approximates the carrying amount of these financial instruments due to their short-term nature.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

F-13

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition to defining fair value, the disclosure requirements around fair value establish a fair value hierarchy for valuation inputs, which is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – Inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques. The Company’s stock options and warrants are valued using level 3 inputs.

The carrying value of the Company’s financial assets and liabilities, which consist of cash, accounts receivable, prepaid expenses, patent rights, web development costs, accounts payable, accounts payable – related party, accrued expenses and deferred revenue, are valued using level 1 inputs. The Company believes that the recorded values approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Because the Company’s customers are primarily large well-capitalized companies, historically there has been very little bad debt expense. Bad debt expense was $0 for each of the years ended December 31, 2017 and 2016. The allowance for doubtful accounts was $0 as of both December 31, 2017 and 2016.

Property and Equipment

Property and equipment are stated at cost and are being depreciated over their estimated useful lives of three to five years for office equipment and three years for computer equipment using the straight-line method of depreciation for book purposes. Maintenance and repair charges are expensed as incurred.

Intangible Assets

Intangible assets are stated at cost and are being amortized over their estimated useful lives of seventeen years for patents and three to four years for software and websites using the straight-line method.

F-14

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition and Revenue Share Expense

Revenue is recognized when it is earned. Revenues are primarily generated from content delivery activities in which the Company delivers financial or brand messaging through a distribution network of ePrescribers and Electronic Health Record technology providers (channel partners), or from reselling services that complement the business for other partners.

The Company recognizes setup fees that are required for integrating client offerings and campaigns into the rule-based content delivery system and network upon completion of the setup when the client’s campaign is ready to launch within the system. As the messaging is distributed through the platform and network of channel partners (a transaction), these transactions are recorded, and revenue is recognized, at the time of distribution. Revenue for transactions can be realized based on a price per message, a price per redemption, or as a flat fee over a period of time, depending on the client contract. Additionally, the Company also recognizes revenue for providing program performance reporting and maintenance, either by the Company directly delivering reports or by providing access to its online reporting portal that the client can utilize. These fees are charged monthly and recognized as recurring monthly revenue.

In some instances, the Company also resells products and or services that are available through channel partners on a commission basis, and that are complementary to the core business and client base. In these instances, net revenue is recognized based on the commission based revenue split that the Company receives. In instances where the Company resells services and have all financial risk and significant operation input and risk, the Company records the revenue gross.

Based on the volume of transactions that are delivered through the channel partner network, the Company provides a revenue share to compensate the partner for their promotion of the campaign. Revenue shares are a negotiated percentage of the transaction fees and can also be specific to special considerations and campaigns. In addition, the Company pays revenue share to ConnectiveRx (formerly LDM/PDR) as a result of a 2014 legal settlement in an amount equal to the greater of 10% of financial messaging distribution revenues generated through the network, or $0.37 per financial message distributed through our network. The contractual amount due to the channel partners is recorded as an expense at the time the eCoupon is distributed.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company recognizes the tax benefit from uncertain tax positions if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. It is the Company’s policy to include interest and penalties related to tax positions as a component of income tax expense.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions have been made in determining the carrying value of assets, depreciable and amortizable lives of tangible and intangible assets, the carrying value of liabilities, the amount of revenue to be billed, and the timing of revenue recognition and related revenue share expenses. Actual results could differ from these estimates.

F-15

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risks

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; however, amounts in excess of the federally insured limit may be at risk if the bank experiences financial difficulties.

Research and Development

The Company expenses research and development expenses as incurred. Our research efforts are focused on understanding the market dynamics that have the potential to affect the business and increase revenue in both the short and long term. Our primary goal is to increase revenue by helping patients better afford and access the medicines their doctors prescribe, as well as other healthcare products and services they need. Based on this, the Company continually seeks ways to improve its technology to enhance user experiences, and to develop new services and solutions for its customers.

Share-based Payments

The Company uses the fair value method to account for stock-based compensation. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered. The fair value of each award is estimated on the date of each grant. For restricted stock, the fair market value is based on the market value of the stock granted on the date of the grant. For options, it is estimated using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Estimated volatilities are based on the historical volatility of the Company’s stock over the same period as the expected term of the options. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise behavior and to determine this term. The risk free rate used is based on the U.S. Treasury yield curve in effect at the time of the grant using a time period equal to the expected option term. The Company has never paid dividends and does not expect to pay any dividends in the future.

	2017	2016

Expected dividend yield	0%	0%
Risk free interest rate	1.47% - 1.81%	0.86%-1.15%
Expected option term	3.5 – 5 years	4.5 years
Turnover/forfeiture rate	0%	0%
Expected volatility	65%-78%	91% - 99%

The Black-Scholes option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. These option valuation models require the input of, and are highly sensitive to, subjective assumptions including the expected stock price volatility. OptimizeRx’s stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions could materially affect the fair value estimate.

F-16

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents, which would arise from the exercise of warrants outstanding using the treasury stock method and the average market price per share during the year. The number of common shares potentially issuable upon the exercise of certain options and warrants that were excluded from the diluted loss per common share calculation was approximately 163,067, because they are anti-dilutive, as a result of a net loss for the year ended December 31, 2017. As described in Notes 11 and 12, the Company had options and warrants outstanding as indicated in the table below.

	2017	2016

Options	1,368,750	1,040,000
Warrants	348,194	681,528
Weighted average exercise price	$3.18	$4.02

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recently Issued Accounting Guidance

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company will adopt ASU 2016-02 in its first quarter of 2019. While the Company is currently evaluating the timing and impact of adopting ASU 2016-02, currently the Company anticipates no material impact to its Consolidated Statements of Operations. However, the ultimate impact of adopting ASU 2016-02 will depend on the Company’s lease portfolio as of the adoption date.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers.

Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”); and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”). The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the “new revenue standards”).

The new revenue standards may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company will adopt the new revenue standards in its first quarter of 2018. The new revenue standards are not expected to have a material impact on the amount and timing of revenue recognized in the Company’s consolidated financial statements.

F-17

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Insurance	$43,764	$43,608
Rent	8,539	7,212
EHR access fees	203,125	-
Legal	-	30,000
Total prepaid expenses	$255,428	$80,820

NOTE 4 – PROPERTY AND EQUIPMENT

The Company owned equipment recorded at cost which consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Computer equipment	$83,079	$66,433
Furniture and fixtures	158,502	132,905
Subtotal	241,581	199,338
Accumulated depreciation	74,276	(25,689)
Property and equipment, net	$167,305	$173,649

Depreciation expense was $48,587 and $22,414 for the years ended December 31, 2017 and 2016, respectively.

NOTE 5 – WEB-BASED TECHNOLOGY

The Company has capitalized costs in developing its technology, which consisted of the following as of December 31, 2017 and 2016:

	2017	2016
OptimizeRx consumer web-based technology	$154,132	$154,133
OptimizeRx EHR integrated technology	1,304,230	1,304,230
Subtotal	1,458,362	1,458,363
Accumulated amortization	(1,314,632)	(1,106,559)
Web-based technology, net	$143,730	$351,804

Amortization is recorded using the straight-line method over periods of up to five years. The consumer web-based technology has no carrying value at either December 31, 2016 or 2017. Amortization expense for the technology costs was $208,074 and $152,502 for the years ended December 31, 2017 and 2016, respectively. Amortization expense related to these assets is expected to be $91,039 in 2018 and $52,691 in 2019 to completely amortize the December 31, 2017 carrying value.

F-18

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 6 – PATENT AND TRADEMARKS

On April 26, 2010, the Company acquired the technical contributions and assignment of all exclusive rights to and for a key patent from the former CEO of the Company in exchange for 100,000 shares of common stock, valued at $570,000 and 66,667 stock options, valued at $360,000.

The Company has capitalized costs in purchasing and defending its patent, which consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Patent rights and intangible assets	$930,000	$930,000
Patent defense costs	172,457	172,457
New patents and trademarks	-	65,738
Subtotal	1,102,457	1,168,165
Accumulated amortization	(463,691)	(395,801)
Patent rights and intangible assets, net	$638,766	$772,394

The Company began amortizing the patent, using the straight-line method over the estimated useful life of 17 years, once it was put into service in July 2010. In 2013, the Company began incurring costs related to defense of the patent. These costs have been capitalized and will be amortized using the straight-line method over the remaining useful life of the original patent. Amortization expense was $67,890 and $67,758 for the years ended December 31, 2017 and 2016, respectively. We expect our amortization expense related to these patents to be $67,890 for each of the years from 2018 through 2022.

NOTE 7 – DEFERRED REVENUE

The Company has several signed contracts with customers for the distribution of financial messaging, or other services, which include payment in advance. The payments are not recorded as revenue until the revenue is earned under its revenue recognition policy discussed in Note 2. Deferred revenue was $507,160 and $386,581 as of December 31, 2017 and 2016, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company acquired the technical contributions and assignment of all exclusive rights to and for a key patent in process at the time from a former CEO in exchange for 100,000 shares of common stock to be granted at the discretion of the seller and 66,667 stock options, valued at $360,000, which expired in April 2015. The shares were valued on the grant date at $570,000 and were recorded as a payable to the related party. In 2016, the obligation to issue those shares was redeemed for a payment of $363,000 in cash.

During the year ended December 31, 2015, WPP, plc made a strategic investment in the Company and is a shareholder that owns approximately 20% of the shares of the Company.

F-19

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 8 – RELATED PARTY TRANSACTIONS (continued)

The following table sets forth the activity between the Company and WPP

	2017	2016
Total billings to WPP Agencies	$3,554,168	$2,613,942
Revenue recognized from WPP Agencies	$3,696,214	$1,542,411
Accounts receivable from WPP Agencies	$1,173,614	$1,108,585
Rebates given to WPP Agencies	$33,249	$24,519
Marketing services purchased from WPP Agencies	$54,762	$190,686
Accounts payable to WPP Agencies	$-	$12,600
Revenue share expense recorded to WPP Agencies	$401,596	$177,372
Revenue share expenses owed to WPP Agencies	$447,670	$127,458

NOTE 9 – PREFERRED STOCK

The Company has 10,000,000 shares of preferred stock, $.001 par value per share, authorized as of December 31, 2017. Of those shares, 1,000 were designated as Series A and Series B. There were no shares outstanding at any time during the periods covered by these financial statements. The Series A and B designations were transaction specific in 2008 and 2010 and were redeemed in 2014. When outstanding, the shares had a liquidation preference and bore dividends at a rate of 10%, payable in cash or stock, but are no longer applicable. The Company intends to remove the designations in 2018.

NOTE 10 – COMMON STOCK

The Company had 500,000,000 shares of common stock, $.001 par value per share, authorized as of December 31, 2017. There were 9,772,694 and 9,906,289 shares of common stock issued and outstanding at December 31, 2017 and 2016, respectively.

In 2017, the Company purchased and cancelled 166,666 shares held by the previous CEO at a price of $2.34 per share for a total payment of $390,000.

In 2017 the Company issued 8,071 shares in connection with the exercise of employee stock options by former employees. The options were exercised on a net settled basis and no cash proceeds were received.

The Company has a Director Compensation plan covering its independent non-employee Directors. A total of 25,000 and 16,667 shares were granted and issued in the years ended December 31, 2017 and 2016, respectively in connection with this compensation plan. These shares were valued at $87,375 and $51,375, respectively.

In 2016, we issued 128,063 shares of common stock to an unrelated party in a private transaction, the proceeds of which were used to redeem shares of common stock payable to an executive officer.

In 2016, the Company issued 33,333 shares of common stock, valued at $110,000, to Shadron Stastney in connection with the settlement of litigation.

The Company issued 34,585 shares of common stock in 2016 in connection with the cashless exercise of stock options granted in prior years that were about to expire in 2016.

F-20

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 10 – COMMON STOCK (continued)

In 2015, the Company agreed to grant 65,868 fully vested shares of its common stock to two executive officers as bonuses. These shares were not issued at the time, but were recorded as stock payable. The obligation to issue these shares was redeemed for cash in 2016 for a total payment of $232,602.

In 2015, the Company entered into a new capital markets advisory agreement covering a one-year period, which called for 30,000 shares of common stock to be issued as compensation. The first 15,000 shares were issued in September 2015 and valued at $41,400. These shares were amortized over a six-month period. The agreement was cancelled in 2016 and the remaining 15,000 shares were not issued.

In 2014, the Company agreed to grant 112,500 shares of common stock to two executive officers at the time as bonuses based on their efforts to recapitalize the Company. Stock-based compensation related to these bonuses of $570,375 was recorded during the year ended December 31, 2014. These shares were not issued at the time and were recorded as stock payable. The obligation to issue these shares was redeemed in 2016 for cash payments of $397,038. Also in 2014, as part of a capital raise, the Company agreed to grant 66,667 shares of common stock to three executive officers at the time. The shares were part of an equity raise and the issuance was recorded as part of equity issuance costs, so no expense was recorded. In 2016, a total of 50,000 of those shares were redeemed for a cash payment of $177,275 and the remaining 16,667 shares were issued to a former executive officer.

The Board of Directors of the Company approved a one for three reverse stock split that became effective May 14, 2018. The effect of this reverse stock split has been retroactively reflected in these financial statements.

NOTE 11 – STOCK OPTIONS

The Company sponsors a stock-based incentive compensation plan known as the 2013 Equity Compensation Plan (the “Plan”), which was established by the Board of Directors of the Company in June 2013. A total of 500,000 shares were initially reserved for issuance under the Plan. The Plan was amended in 2016 to increase the authorized shares to 1,333,333 shares and again in 2018 to increase the authorized shares to 1,833,333. A total of 1,368,750 options were outstanding at December 31, 2016. In addition, a total of 245,035 restricted shares were granted in 2014 and 2015, but not issued at the time. A total 228,338 of these shares were redeemed for cash in 2016, and 16,667 of these shares were issued in 2016. As of December 31, 2017, the Company has no remaining restricted shares owed. The Company had no remaining shares available to grant under the Plan at December 31, 2017.

The Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation right, or restricted stock. The incentive stock options are exercisable for up to ten years, at an option price per share not less than the fair market value on the date the option is granted. The incentive stock options are limited to persons who are regular full-time employees of the Company at the date of the grant of the option. Non-qualified options may be granted to any person, including, but not limited to, employees, independent agents, consultants and attorneys, who the Company’s Board or Compensation Committee believes have contributed, or will contribute, to the success of the Company. Non-qualified options may be issued at option prices of less than fair market value on the date of grant and may be exercisable for up to ten years from date of grant. The option vesting schedule for options granted is determined by the Compensation Committee of the Board of Directors at the time of the grant. The Plan provides for accelerated vesting of unvested options if there is a change in control, as defined in the Plan.

Prior to establishment of the Plan, the Board granted options under terms similar to those described in the preceding paragraphs. A total of 8,333 options were outstanding at December 31, 2016 that were granted prior to the establishment of the 2013 Plan, but those options expired in 2017.

The compensation cost that has been charged against income related to options for the years ended December 31, 2017 and 2016, was $815,014 and $384,126, respectively. No income tax benefit was recognized in the income statement and no compensation was capitalized in any of the years presented.

F-21

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 11 – STOCK OPTIONS (continued)

The Company had the following option activity during the years ended December 31, 2017 and 2016:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value $
Outstanding, January 1, 2016	538,333	$3.27
Granted - 2016	680,000	$3.27
Exercised - 2016	(161,666)	$2.67
Expired – 2016	(16,667)	$3.24
Outstanding, December 31, 2016	1,040,000	$3.36	3.6
Granted – 2017	480,417	$2.88
Exercised – 2017	(43,333)	$3.81
Expired – 2017	(108,334)	$4.02
Outstanding, December 31, 2017	1,368,750	$3.12	3.2	$2,173,700
Exercisable, December 31, 2017	630,417	$3.06	2.9	$1,035,900

Of the options outstanding at December 31, 2016, 406,667 were exercisable with a weighted average contractual life of 1.1 years and the remaining 633,333 were non-vested.

The table below shows the expiration date and exercise price of the options outstanding at December 31, 2017.

Number of Options	Exercise Price	Expiration Date
200,000	$2.46	03/31/22
50,000	$3.00	10/30/18
378,333	$3.15	03/03/19
500,000	$3.21	02/22/21
166,667	$3.45	07/28/21
6,667	$3.51	11/01/22
33,333	$3.66	03/03/19
10,417	$4.71	12/31/22
3,333	$5.55	01/29/19

F-22

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 12 –WARRANTS

The Company has issued warrants to purchase common stock, primarily in connection with capital raising activities. As discussed in Note 10, in connection with the strategic investment by WPP, in 2015 the Company issued warrants to purchase 80,148 shares of common stock with an exercise price of $2.3625 per share.

The Company had the following warrants, with an intrinsic value of $485,678, outstanding as of December 31, 2017:

Number of Shares Underlying Warrants	Exercise Price	Expiration Date
268,046	$3.60	03/17/2019
80,148	$2.3625	09/24/2020

The Company had the following warrant activity during the years ended December 31, 2017 and 2016:

	Number of Shares Underlying Warrants	Weighted average exercise price
Outstanding, January 1, 2016	698,194	$4.95
Granted	-	-
Expired	(16,667)	$2.67
Balance, December 31, 2016	681,527	$5.01
Granted	-	-
Expired	(333,333)	$6.75
Balance, December 31, 2017	348,194	$3.33

NOTE 13 – MAJOR CUSTOMERS

The Company had one customer that individually accounted for approximately 12% of revenue in 2017 and a different customer that individually accounted for approximately 12% of revenue in 2016. No other customers accounted for more than 10% of revenue in either year presented.

NOTE 14 – INCOME TAXES

As of December 31, 2017, the Company had net operating loss carry forwards of approximately $12.2 million that expire from 2027 through 2037 that are available to offset future taxable income. The Company was formed in 2006 as a limited liability company and changed to a corporation in 2007. Activity prior to incorporation is not reflected in the Company’s corporate tax returns. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between book and tax reporting.

F-23

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 14 – INCOME TAXES (continued)

The provision for Federal income tax consists of the following for the years ended December 31, 2017 and 2016:

	2017	2016
Federal income tax benefit attributable to:
Current operations	$715,000	$523,000
Permanent and timing differences (net)	(280,000)	133,000
Tax rate change	(1,600,000)	-
Valuation allowance	1,165,000	(656,000)
Net provision for federal income tax	$-	$-

The cumulative tax effect at the expected rate of 34%, as of December 31, 2016, and 21% as of December 31, 2017, of significant items comprising our net deferred tax amount is as follows as of December 31, 2017 and 2016:

	2017	2016
Deferred tax asset attributable to:
Net operating loss carryover	$2,551,000	$3,648,000
Depreciation and amortization	98,000	126,000
Stock compensation	372,000	339,000
Other	-	73,000
Valuation allowance	(3,021,000)	(4,186,000)
Net deferred tax asset	$-	$-

Under certain circumstances issuance of common shares can result in an ownership change under Internal Revenue Code Section 382 which limits the Company’s ability to utilize carry forwards from prior to the ownership change. Any such ownership change resulting from stock issuances and redemptions could limit the Company’s ability to utilize any net operating loss carry forwards or credits generated before this change in ownership. These limitations can limit both the timing of usage of these laws, as well as the loss of the ability to use these net operating losses. It is likely that fundraising activities have resulted in such an ownership change.

NOTE 15 – COMMITMENTS AND CONTINGENT LIABILITIES

Legal

The Company is not involved in any legal proceedings.

Revenue-share contracts

The Company has contacts with various Electronic Health Records systems and ePrescribe platforms, whereby we agree to share a portion of the revenue we generate for eCoupons distributed through their networks. These contracts grant audit rights related to the payments to our partners, and in some cases would require us to pay for the audit if the audit determined there was an underpayment and the underpayment meets certain thresholds, such as 10%.

F-24

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 15 – COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Operating Leases

The Company initially signed the lease for its current office space located in Rochester Michigan on December 1, 2011. That lease expired November 30, 2016 and the Company signed a new lease for the same space. The current lease is a three-year lease beginning December 1, 2016, with options for up to an additional 6 years. The rent is payable monthly at rates of $6,232, $6,308, and $6,384 per month for years 1, 2, and 3 of the lease, respectively. The monthly rates for the option years range from $6,384 per month to $6,688 per month for the option years 4 through 9 of the lease. If the Company fails to exercise its option for option years 4 and 5, a least termination payment of $7,300 will be due at the end of the initial 3-year term.

The Company also has month to month leases on shared office spaces in Cambridge Massachusetts and Nashville, Tennessee, payable at rates of $2,700 per month and $1,370 per month, respectively.

Minimum annual rent payments are as follows for the remaining term of the leases:

Year ended December 31:
2018	75,772
2019	70,224
Total lease commitment	$145,996

Allscripts Agreement

In 2015, we signed an amendment to our Allscripts agreement whereby we became its exclusive eCoupon supplier and Allscripts agreed to integrate our eCoupon functionality into its Touchworks platform. Under the terms of this agreement, we agreed to pay $900,000 in two installments. The first installment of $250,000 was due and paid in November 2015. The second installment of $650,000 originally was due when the e-Coupon functionality was launched on a widespread basis in the Touchworks platform, which occurred February 28, 2017. A payment of $325,000 was made at the time and the remaining amount due was extended until October, 2018.

Hosting agreement

The Company has an agreement with a third party to host and administer its software through March 31, 2018 at a rate of $24,230 per month for a total of $72,690 for the three-month period. That agreement was terminated in December 2017 with an effective date of March 31, 2018 in conjunction with moving to a more cost-effective solution and in connection with that termination, the Company will make additional payments of $220,440

NOTE 16 – RETIREMENT PLAN

The Company sponsors a defined contribution 401(k) profit sharing plan which was adopted in December 2015, effective in January 2016. Under the terms of the plan, the Company matches 100% of the first 3% of payroll contributed by the employee and 50% of the next 2% of payroll contributed by the employee to a maximum of 4% of an employee’s payroll. There was expense of $137,858 and $64,690 recorded in 2017 and 2016, respectively, for company contributions to the plan.

NOTE 17 – SUBSEQUENT EVENTS

In February 2018, the Company’s Board of Directors amended the 2013 Equity Compensation Plan to increase the number of shares authorized under the plan to 1,833,333. At the same time, the Company granted 130,000 shares of restricted common stock to officers and options to purchase 106,667 shares of common stock with an exercise price of $4.20 to non-officers, both of which vest only if the Company achieves certain stretch revenue goals in either 2019 or 2020. In addition, the Company accelerated vesting to 2018 on 100,000 existing options that previously vested in 2021.

F-25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On August 30, 2017, KLJ & Associates LLP resigned as our independent registered accounting firm. We engaged Sadler, Gibb & Associates, LLC as our independent registered accounting firm effective August 30, 2017. The decision to change accountants was approved by our board of directors. For more information on the change in accountants, please see our Form 8-K filed with the Securities and Exchange Commission on September 1, 2017.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These filings contain important information which does not appear in this prospectus. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

Until _______________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

43

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC Registration Fees	$1,711.88
Accounting Fees and Expenses*	5,000
Legal Fees and Expenses*	5,000
Miscellaneous*	5,000

Total	$16,431.75

* Estimates

We will bear our fees and expenses incurred in connection with the registration of shares of Common Stock in connection with this offering. The Selling Shareholders will bear all selling and other expenses that they incur in connection with their sale of shares of Common Stock pursuant to the prospectus which is part of this registration statement.

Item 14.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

II-1

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.	Recent Sales of Unregistered Securities.

In December 2017, we issued 6,250 shares of restricted Common Stock to our outside Directors as part of our director compensation package for services rendered in Q4 2017.

In February 2018, we granted 130,000 shares of Common Stock to officers and options to purchase 106,667 shares of Common Stock with an exercise price of $4.20 to non-officers, both of which vest only if we achieve certain stretch revenue goals in either 2019 or 2020.

In March 2018, we issued 6,250 shares of Common Stock to our independent directors in connection with our Director Compensation Plan. We also issued 100,000 shares of Common Stock to a subsidiary of WPP, a shareholder of the Company, in payment of amounts due under a comarketing agreement.

In May 2018, we sold to accredited investors an aggregate of 1,666,669 shares of our Common Stock, for gross proceeds of approximately $9,000,000.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

II-2

Item 16.	Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of OptimizeRx Corporation (the “Company”)[1]
3.2	Amended and Restated Bylaws of the Company[2]
3.3	Certificate of Designation, filed on September 5, 2008 with the Secretary of State of the State of Nevada by the Company[1]
3.4	Certificate of Designation, filed on June 3, 2010 with the Secretary of State of the State of Nevada by the Company[3]
5.1	Opinion of The Doney Law firm with Consent to use[13]
10.1	Separation Agreement, dated September 20, 2013[4]
10.2	Securities Purchase Agreement[5]
10.3	Registration Rights Agreement[5]
10.4	Investor Agreement[5]
10.5	Warrant Agreement[6]
10.6	Warrant Agreement[6]
10.7	Stock Purchase Agreement, dated September 24, 2015[7]
10.8	Investor Rights Agreement, dated September 24, 2015[7]
10.9	Indemnity Agreement, dated September 24, 2015[7]
10.10	Employment Agreement between the Company and James Brooks, dated December 4, 2015[8]
10.11	Employment Agreement between the Company and William Febbo, dated February 12, 2016[9]
10.12	Separation Agreement, Corporate Consulting Agreement and Confidentiality Agreement between the Company and David Harrell dated May 5, 2016[10]
10.13	Employment Agreement with Brian Dillon, dated June 22, 2016[11]
10.14	Employment Agreement with Douglas Baker, dated June 27, 2016[11]
10.15	Employment Agreement with Terry Hamilton, dated June 27, 2016[11]
10.16	Purchase Agreement, dated May 2, 2018[12]
10.17	Registration Rights Agreement, dated May 2, 2018[12]
21.1	List of Subsidiaries[1]
23.1	Consent of KLJ & Associates**
23.2	Consent of Sadler, Gibb & Associates, LLC**

[1]	Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on November 12, 2008.
[2]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on July 16, 2010.
[3]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on June 11, 2010.
[4]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 20, 2013.
[5]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on March 18, 2014.
[6]	Incorporated by reference to the Form S-1/A filed by the Company with the Securities and Exchange Commission on May 12, 2014.
[7]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 30, 2015.
[8]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 8, 2016.
[9]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on February 19, 2016.
[10]	Incorporated by reference to the Form 10-Q, filed by the Company with the Securities and Exchange Commission on May 9, 2016.
[11]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on June 27, 2016.
[12]	Incorporated by reference to the Form 10-Q, filed by the Company with the Securities and Exchange Commission on May 2, 2018.
[13]	Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on May 22, 2018.

**Provided herewith

II-3

Item 17.	Undertakings.

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of Michigan on June 6, 2018.

OptimizeRx Corporation

By:	/s/ William Febbo
William Febbo Chief Executive Officer, Principal Executive Officer and Director

OptimizeRx Corporation

By:	/s/ Doug Baker
Doug Baker Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ William Febbo
William Febbo
Title:	Chief Executive Officer, Principal Executive Officer and Director
Date:	June 6, 2018

By:	/s/ James Lang
James Lang
Title:	Chairman and Director
Date:	June 6, 2018

By:	/s/ Lynn Vos
Lynn Vos
Title:	Director
Date:	June 6, 2018

By:	/s/ Gus D. Halas
Gus D. Halas
Title:	Director
Date:	June 6, 2018

By:	/s/ Patrick Spangler
Patrick Spangler
Title:	Director
Date:	June 6, 2018

By:	/s/ Bryan Archambault
Bryan Archambault
Title:	Director
Date:	June 6, 2018

By:	/s/ Doug Baker
Doug Baker
Title:	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
Date:	June 6, 2018

II-5